Home Office:	One Nationwide Plaza	Telephone:	1-877-351-8808
	Columbus, Ohio 43215-2220	Internet:	nationwide.com

NATIONWIDE LIFE INSURANCE COMPANY

INDIVIDUAL FLEXIBLE PREMIUM ADJUSTABLE VARIABLE UNIVERSAL LIFE INSURANCE POLICY,

NON-PARTICIPATING

This is a legal contract. Read it carefully.

Nationwide Life Insurance Company will provide the benefits described in this Policy, subject to its terms and conditions.

With the exception of allocations to the Fixed Account, Policy values are based on the investment experience of the investment options elected by the Owner. Any benefit, including death benefits and duration of coverage, that is based on assets invested in the Variable Account are not guaranteed and may increase or decrease in value.

This Policy is non-participating. This Policy contains a change of insured benefit.

Signed by Nationwide on the Policy Date:

Secretary	President

Right to Examine Policy

The Owner may return this Policy to Nationwide or the representative from whom it was purchased within 10 days after receipt, or 30 days after receipt if the Policy is issued to replace an existing life insurance policy. A Policy that is returned to Nationwide’s home office with a written request for cancellation will be treated as if it were never issued. Nationwide will refund the Cash Value plus any charges deducted as of the cancellation date.

ICC18-VLO-0838	(11/2018)

TABLE OF CONTENTS

Definitions	3

General Policy Provisions	6

Policy References and Headings	6
Non-Participating	6
Entire Contract	6
Applications	6
Alteration or Modification	6
Waiver	6
Effective Date of Policy Coverage	7
Policy Termination	7
Suicide	7
Incontestability	7
Misstatement of Age	8
Postponement of Sub-Account Transfers and Payment of Proceeds	8
Instructions	8
Currency	8
Reports	8
Illustration of Benefits and Values	9
Internal Revenue Code Life Insurance Qualification Test	9
Modified Endowment Contracts	9
Conformity with Interstate Insurance Product Regulation Commission Standards	9

Parties and Interests Provision	9

Nationwide	9
Eligibility to be Insured	9
The Insured	9
The Owner and Contingent Owner	10
The Beneficiary and Contingent Beneficiary	10
Change of Named Parties and Interests	10
Change of Insured	10
Suicide Exclusion	11
Incontestability	11
Assignment	11

Premium Payment Provision	11

Initial Premium	11
Additional Premiums	12
Planned Premium	12

Policy Charges and Deductions Provision	12

Percent of Premium Charge	12
Monthly Deductions	13
Variable Account Asset Charge	13
Monthly Administrative Charge	13
Monthly per $1,000 of Specified Amount Charge	13
Monthly Cost of Insurance Charge	13
Policy Loan Interest Charge	14
Service Fees	14
Changes in Policy Cost Factors	14

Policy Coverage, Grace Period, Lapse, and Reinstatement Provision	14

Policy Coverage	14
Grace Period	15
Policy Lapse	15
Reinstatement	15

ICC18-VLO-0838	2	(11/2018)

Variable Account Provision	16

The Variable Account	16
The Sub-Accounts	16
Determining Sub-Account Investment Experience	16
The Net Investment Factor and Investment Experience	16
Cash Value and the Sub-Accounts	17
Sub-Account Allocations and Transfers	17
Liquidation and Substitution of Securities	17
Change of Variable Account Investment Policy	18
Other Variable Account Changes	18

Fixed Account Provision	18

The Fixed Account	18
Fixed Account Transfers	18
Fixed Account Restrictions	18
Irrevocable Election to Allocate the Policy’s Entire Cash Value to the Fixed Account	19
Cash Value and the Fixed Account	19

Policy Benefits and Values Provision	19

Nonforfeiture	19
Exchanging this Policy	19
Complete Surrender	19
Enhancement Benefit	20
Partial Surrenders	20
Preferred Partial Surrenders	21
Policy Loans	21
Maximum and Minimum Loans and Indebtedness	21
Loan Interest	21
Loan Repayment	22
Cash Value in the Policy Loan Account	22
Policy Indebtedness and Lapse	22
Effect of Loans	23
The Death Benefit	23
Death Benefit Options	23
Minimum Required Death Benefit	23
Maximum Death Benefit	23
Changes to the Death Benefit Option	23
Specified Amount Increases and Decreases	24
Specified Amount Increases	24
Specified Amount Decreases	24
Death Benefit Proceeds	25
Policy Maturity Proceeds	25
Policy Maturity Date and Coverage Extension	26
Policy Settlement	26

Policy Specification Pages	27

ICC18-VLO-0838	2.1	(11/2018)

DEFINITIONS

Accumulation Unit – An accounting unit used to measure the Sub-Account values of the Variable Account.

Actively At Work and Actively-At-Work Requirement – Requirements that the Insured must satisfy in order for Nationwide to consider issuing this Policy on their life. If an Insured is not Actively At Work on the Policy Date, then the Insured is not an eligible Insured under the Policy. Actively-At-Work requirements are stated on the Insurance Schedule and/or Policy Amendment.

Attained Age – An Insured’s Issue Age plus the number of completed Policy Years.

Beneficiary – The person or entity, such as a corporation or trust, the Owner names to receive the Death Benefit Proceeds if the Insured dies while this Policy is In Force.

Cash Surrender Value – The amount payable upon complete surrender of this Policy. The Cash Surrender Value on any date is the Enhanced Cash Value minus any Indebtedness.

Cash Value – The sum of the value in each Sub-Account, the Fixed Account, and the Policy Loan Account.

Code – The Internal Revenue Code, as amended.

Contingent Beneficiary – The person or entity, such as a corporation or trust, the Owner names to receive the Death Benefit Proceeds if the Insured dies while this Policy is In Force and no Beneficiary is living or in existence.

Contingent Owner – The person or entity, such as a corporation or trust, that becomes the Owner if the Owner dies or ceases to exist while this Policy is In Force. The Contingent Owner is named in the application unless later changed and endorsed on this Policy.

Death Benefit Proceeds – The amount payable to the Beneficiary if the Insured dies while this Policy is In Force. Refer to The Death Benefit and Death Benefit Proceeds sections for additional information.

Enhanced Cash Value – The sum of the Cash Value and the Enhancement Benefit, if any.

Enhancement Benefit – If applicable, an amount payable upon a complete Policy Surrender provided the qualifying conditions have been satisfied. The guaranteed minimum amount and guaranteed minimum duration of the Enhancement Benefit are stated in the Policy Specification Pages. Refer to the Complete Surrender section for additional information.

Evidence of Insurability – As requested by Nationwide, information about an Insured that is used to approve or reinstate this Policy or any additional benefit. This may include, without limitation, a medical exam and collection of current medical information.

Fixed Account – An interest-bearing investment option funded by Nationwide’s General Account.

General Account – All of Nationwide’s assets other than those held in any Variable Account.

In Corridor – This Policy is In Corridor if the death benefit is the Minimum Required Death Benefit.

In Force – The period of time during which the insurance coverage is in effect.

Indebtedness – The amount owed to Nationwide due to an outstanding Policy loan, including principal and accrued loan interest charged.

Initial Investment Date – The Market Date that falls on or next following the date the conditions stated in the Effective Date of Policy Coverage section are satisfied.

Insurance Schedule – An application to the Policy that contains specific information about the Insured(s) under this Policy and any other related policy(s) issued to the same Owner.

Insured – The person whose life is covered by this Policy as named in the application and stated in this Policy. To be eligible to be insured under this Policy, the Insured must meet all Actively-At-Work Requirements on the Policy Date, must have validly consented to be insured under this Policy and meet any other underwriting requirements, including Evidence of Insurability.

ICC18-VLO-0838	3	(11/2018)

Issue Age – An Insured’s age based on their last birthday on or before the Policy Date. The Insured’s Issue Age is stated in the Policy Specification Pages.

Market Date – Each day both the New York Stock Exchange and Nationwide’s home office are open for business.

Maturity Date – The date on which insurance coverage provided by this Policy is scheduled to end. Coverage under this Policy is automatically extended past the Maturity Date with modified benefits unless the Owner elects otherwise. The Maturity Date is stated in the Policy Specification Pages.

Maturity Proceeds – The amount payable if this Policy is In Force on the Maturity Date and the Owner requests that the Maturity Date not be automatically extended. The Maturity Proceeds are equal to the Cash Surrender Value on the Maturity Date.

Minimum Initial Premium – The Premium required to be paid for coverage under this Policy to become effective. It is stated in the Policy Specification Pages.

Minimum Required Death Benefit – The lowest death benefit that will qualify this Policy as life insurance under Section 7702 of the Code.

Minimum Specified Amount – The lowest Specified Amount permitted under this Policy. It is stated in the Policy Specification Pages.

Nationwide – Nationwide Life Insurance Company. References to “we,” “our,” and “us,” also describe Nationwide Life Insurance Company. The address of Nationwide’s home office is located on the face page of this Policy.

Net Amount at Risk – The Net Amount at Risk on any day is the death benefit minus the Cash Value, where the Cash Value is the amount at the beginning of the day prior to assessment of any monthly deductions.

Net Premium – The amount of each Premium payment applied to the Sub-Accounts and/or Fixed Account. Net Premium is equal to gross Premium paid less any percent of premium charge.

Owner – The person or entity, such as a corporation or trust, possessing all rights under this Policy while it is In Force. The Owner is named in the application unless later changed. The Owner on the Policy Date is stated on the Policy Specification Pages.

Planned Premium – The amount and frequency of Premium the Owner intends to pay under this Policy. Planned Premium is communicated to Nationwide by the Owner on the application or Insurance Schedule. The Annualized Planned Premium for this Policy is stated in the Policy Specification Pages.

Policy – This life insurance contract.

Policy Anniversary – Each anniversary of the Policy Date. For any year in which such date does not exist (February 29th), the last day of the month will be the Policy Anniversary.

Policy Date – The issue date of this Policy. It stated in the Policy Specification Pages.

Policy Loan Account – The portion of Cash Value attributable to all Policy loans taken under this Policy plus all accumulated interest. The Policy Loan Account serves as collateral to secure Indebtedness and may be credited interest.

Policy Monthaversary – The same day of the month as the Policy Date for each succeeding month. In any month where such day does not exist (e.g., 29th, 30th, and 31st), the Policy Monthaversary will be the last day of that month.

Policy Specification Pages – The portion of the Policy that contains specific information about coverage and benefits under this Policy and any other related policy(s) issued to the same Owner.

Policy Year – Each one-year period this Policy is In Force. The first Policy Year begins on the Policy Date and each subsequent Policy Year begins on the Policy Anniversary.

Premium – The payments the Owner makes under this Policy.

ICC18-VLO-0838	4	(11/2018)

Proof of Death – A certified copy of the death certificate. If no death certificate will be issued (e.g., missing person), such other lawful evidence and documentation that permits Nationwide to make a reasonable determination as to the fact of, date, cause, and manner of the Insured’s death.

Rider – An optional benefit or feature that is attached to and made part of this Policy.

SEC – The United States Securities and Exchange Commission or its successor.

Section 1035 Exchange – A Policy Surrender that qualifies as a tax-free exchange under Section 1035 of the Code.

Settlement – Payment of the Death Benefit Proceeds, Maturity Proceeds, or Cash Surrender Value.

Specified Amount – The dollar amount used to determine the death benefit of this Policy. It is stated in the Policy Specification Pages.

State of Issue – The state or jurisdiction where this Policy is issued for delivery.

Sub-Account – A division of the Variable Account corresponding to an underlying investment option. A Sub-Account may invest in a portfolio of a registered investment company, a managed account or a private investment account as permitted by the Variable Account and applicable law. Sub-Accounts available on the Policy Date are stated in the Policy Specification Pages.

Surrender – A withdrawal of Cash Surrender Value from this Policy. A “complete surrender” will result in payment of all remaining Cash Surrender Value and will terminate all coverage under this Policy and any attached Riders. A “partial surrender” is a withdrawal of a portion of the Cash Surrender Value and does not by itself terminate this Policy.

Valuation Date – Any day for which a Sub-Account’s underlying investment option provides a value.

Valuation Period – For any given Sub-Account, the interval of time between a Valuation Date and the next Valuation Date.

Variable Account – One of Nationwide’s separate accounts into which Premiums are allocated.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

ICC18-VLO-0838	5	(11/2018)

GENERAL POLICY PROVISIONS

Policy References and Headings

Unless the context requires otherwise, the following will apply to the references and headings in this Policy:

1.	singular references will also refer to the plural and plural references will also refer to the singular;

2.	when reference is made to a “provision” it means the entire contents under a main heading in this Policy; and

3.	when reference is made to a “section,” it means the entire contents under a sub-heading within a provision.

Non-Participating

This Policy does not participate in the earnings or surplus of Nationwide and does not earn or pay dividends.

Entire Contract

The insurance provided by this Policy is in return for the satisfactorily completed application and for Premiums paid as required in this Policy. This Policy, copies of any applicable attached written application (such as the Insurance Schedule and any other attached written supplemental applications), any attached Riders or endorsements, and other related documents make up the entire contract.

Applications

All statements made in an application (including any supplemental applications or related documents), in the absence of fraud, by, or on the authority of, the applicant are considered representations and not warranties.

In issuing this Policy, Nationwide has relied on the statements made in the application to be true and complete to the best of the proposed Insured’s and Owner’s knowledge and belief. Subject to the Incontestability section of this Policy, no statement will be used to contest this Policy or deny a claim unless that statement is made in a written application that is endorsed upon or attached to this Policy and is a misrepresentation that is material to Nationwide’s agreement to provide insurance.

Similarly, in the case of reinstatement, the addition of benefits by Rider, an increase of the Specified Amount, or requests for changes in underwriting classification, Nationwide relies on the statements made in the respective applications to be true and complete to the best of the Insured’s and Owner’s knowledge and belief. Subject to the Incontestability section of this Policy, no such statement will be used to contest this Policy or deny a claim unless that statement is made in a written application to reinstate, add benefits, increase the Specified Amount, or requests for changes in underwriting classification and is a misrepresentation that is material to Nationwide’s agreement to provide or reinstate coverage.

Alteration or Modification

All changes or agreements related to this Policy must be on official forms signed by Nationwide’s President or Secretary. No agent of Nationwide, medical examiner, or other representative is authorized to accept risks, alter or modify contracts, or waive any of Nationwide’s rights or requirements.

This Policy may be modified or superseded by applicable law. Other changes to this Policy may be made only by mutual agreement between Nationwide and the Owner. Nationwide will provide a copy of any amendment or endorsement or other document modifying this Policy to the Owner.

Waiver

Nationwide’s failure to enforce any provision of this Policy in one or more instances shall not be deemed, and may not be construed or relied upon, as a waiver of such provision. Nor shall any waiver or relinquishment of any right or power hereunder in any one or more instance be deemed, and may not be construed or relied upon, as a continuing waiver or relinquishment of that right or power at any other time or times.

ICC18-VLO-0838	6	(11/2018)

Effective Date of Policy Coverage

For insurance coverage applied for in the original application, the effective date is the Policy Date, subject to Nationwide’s underwriting approval, receipt and acceptance of all required application materials (including any supplemental applications), and payment of the Minimum Initial Premium. If the Policy’s Minimum Initial Premium will be paid with Premium received pursuant to a Section 1035 Exchange, then the effective date of insurance coverage will be:

1.	upon Nationwide’s receipt of written authorization of payment of the Cash Surrender Value by the previous insurance carrier for the exchanged policy; or

2.	Nationwide’s receipt of sufficient Premium to pay this Policy’s monthly deductions and other charges for at least three months.

Policy Termination

All coverage under this Policy will terminate when any one of the following events occurs:

1.	the Owner requests, in writing, to terminate coverage under this Policy;

2.	the Insured dies;

3.	the Owner elects to receive the Maturity Proceeds on the Maturity Date;

4.	subject to the Reinstatement section, this Policy lapses at the end of a grace period; or

5.	a Policy Surrender.

Coverage provided by any elected optional Riders will terminate on the earlier of the date this Policy terminates or termination of the Rider as provided by its terms.

Suicide

Nationwide will not pay the Death Benefit Proceeds normally payable on the Insured’s death if the Insured commits suicide, while sane or insane, within two years from the Policy Date or a reinstatement date. Instead, Nationwide will pay an amount equal to all Premiums received prior to the Insured’s death, minus Indebtedness and any partial surrenders.

For any amendment, endorsement, Rider, or any applied for Specified Amount increase requiring Evidence of Insurability, Nationwide will not pay the Death Benefit Proceeds associated with such an increase if the Insured commits suicide, while sane or insane, within two years from the effective date of any such increase or a reinstatement date. Instead, Nationwide’s liability with respect to such coverage will be limited to its cost of insurance charges.

However, if the Policy was issued pursuant to a Section 1035 Exchange and the exchanged policy was issued by Nationwide or one of its subsidiaries, the suicide period of the Policy will be reduced by the amount of time that has elapsed under the exchanged policy, if the Insured commits suicide, while sane or insane. Accordingly, the Death Benefit Proceeds will be limited to the lesser of:

a.	the amount the Death Benefit Proceeds would have been under the exchanged policy on the date it was surrendered; or

b.	a given Policy’s Death Benefit Proceeds on the date of the Insured’s death.

Nationwide reserves the right under this section to request and/or obtain evidence of the manner and cause of the Insured’s death.

Incontestability

After a given Policy has been In Force during the eligible Insured’s lifetime for two years from the Policy Date or a reinstatement date, Nationwide will not contest the Policy, as issued on the Policy Date or as reinstated, for any reason except the non-payment of Premium, or fraud in the procurement of the Policy, where permitted by applicable law.

After any requested amendment, endorsement, Rider, or Specified Amount increase has been In Force as part of this Policy during the eligible Insured’s lifetime for two years from its effective date or a reinstatement date, Nationwide will not contest it for any reason except the non-payment of Premium, or fraud in the procurement of the Policy, where permitted by applicable law.

ICC18-VLO-0838	7	(11/2018)

Misstatement of Age

If the age of the Insured has been misstated, payments and benefits under this Policy will be adjusted as follows:

1.

if the Insured is alive, all affected Policy values will be adjusted to reflect the monthly deductions and other charges using the correct age of the Insured from the Policy Date to the date of correction. Future monthly deductions and charges will be based on the correct age; or

2.	if the Insured has died, the death benefit will be adjusted according to this formula: the total of (a) multiplied by (b) for each segment of coverage added together; plus (c) where:

(a)	is the Net Amount at Risk for each segment of coverage, respectively, on the date of the Insured’s death without adjustment for the correct age;

(b)

is the ratio of the monthly cost of insurance deducted on the Policy Monthaversary immediately preceding the Insured’s death for each segment of coverage, respectively, without adjustment for the Insured’s correct age and the monthly cost of insurance that would have been deducted for each segment of coverage, respectively, using the correct age on that same Policy Monthaversary; and

(c)	is the Cash Value on the date of the Insured’s death without adjustment for the Insured’s correct age.

Postponement of Sub-Account Transfers and Payment of Proceeds

Nationwide has the right to suspend or delay the date of a Sub-Account transfer, payment of any proceeds from a Surrender or Policy loan (except when used to pay Premium) from the Variable Account for any period when:

1.	the New York Stock Exchange is closed (except for customary holiday closings); or

2.	the SEC requires trading be restricted or declares an emergency which may make such payment impractical.

Nationwide has the right to delay a Sub-Account transfer, payment of any proceeds from a Surrender or Policy loan (except when used to pay Premium) from the Fixed Account for a period permitted by law but not longer than six months after requested.

Instructions

All requests, instructions, elections, claims and/or communications with Nationwide must be sent to the home office stated on the front page of this Policy. Nationwide must be in receipt of such communications before it is able to take any action requested by the Owner.

No instructions are effective until received and recorded at Nationwide’s home office.

Unless specified otherwise, all instructions under this Policy must be received in writing, signed, and dated. Nationwide may accept instructions via hard copy, electronic mail, facsimile, or other appropriate agreed upon formats.

For certain changes, such as changes in named parties, requests for Policy Surrender, requests for a Policy loan, transfers among the Sub-Accounts of the Variable Account, allocation of future Net Premium, and death benefit claims, Nationwide will require that the request be completed on a specific Nationwide form.

Currency

Any money Nationwide pays or receives must be in the currency of the United States of America.

Reports

Nationwide will send a report to the Owner’s last known address annually while this Policy is In Force. It will show the beginning and end dates of the report period, the Policy’s current Specified Amount, Cash Value at the beginning and end of the report period, Cash Surrender Value at the end of the report period, amounts added to or deducted from the Cash Value during the report period (including Premiums paid and Policy charges and deductions) and the death benefit and outstanding Indebtedness at the end of the report period. The report will also include a notice informing the Owner if the Policy’s Cash Surrender Value is such that it will not maintain the Policy In Force until the end of the next reporting period.

ICC18-VLO-0838	8	(11/2018)

Illustration of Benefits and Values

Upon request, Nationwide will provide a non-guaranteed projection of illustrative future benefits and values under this Policy. The first requested projection each Policy Year will be free of charge, however subsequent requests in a given Policy Year may be subject to a service fee. The service fee will not exceed the Guaranteed Maximum Service Fee stated in the Policy Specification Pages.

Internal Revenue Code Life Insurance Qualification Test

At time of application, either the Guideline Premium/Cash Value Corridor Test or the Cash Value Accumulation Test must be chosen. The test may not be changed once this Policy is issued. The two tests are defined in Section 7702 of the Code and are used to determine the Minimum Required Death Benefit and Premium limitations of this Policy.

Nationwide reserves the right to refuse any Premium or decline any change that may cause this Policy to fail to satisfy the requirements of Section 7702 of the Code. This includes, but is not limited to, changes to this Policy’s Specified Amount, the death benefit option, and the amount of any requested partial surrender. Nationwide also reserves the right to alter this Policy or to make distributions from this Policy to the extent necessary for it to continue to satisfy the requirements of Section 7702 of the Code.

Nationwide does not offer tax advice, and this section should not be construed to guarantee that the tax treatment of life insurance will never be changed by future actions of any tax authority.

Modified Endowment Contracts

Certain policies may be issued as or become Modified Endowment Contracts (MECs) under Section 7702A of the Code. Nationwide will notify the Owner if a requested action or Premium payment will result in this Policy becoming a MEC. Nationwide will only permit this Policy to be issued as or become a MEC if the Owner authorizes the action in writing. Otherwise, the requested action will be rejected and any Premium paid in excess of MEC limits will be refunded within sixty days after the end of the Policy Year in which it was received unless retaining the payment is necessary in order to keep this Policy In Force.

Adverse income tax consequences may be experienced if a complete or partial surrender is requested and received after this Policy becomes a MEC, or if it is later exchanged into another life insurance policy or contract. Neither Nationwide nor its representatives provide tax advice. Consult a tax advisor to determine any tax implications.

Conformity with Interstate Insurance Product Regulation Commission Standards

This Policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this Policy that on the provision’s effective date is in conflict with the Interstate Insurance Product Regulation Commission standards for this product type is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards for this product type as of the provision’s effective date.

PARTIES AND INTERESTS PROVISION

Nationwide

Nationwide is a stock life insurance company organized under the laws of the State of Ohio. Nationwide provides certain benefits to the Owner in exchange for the Minimum Initial Premium, including payment of the Death Benefit Proceeds if the Insured dies while this Policy is In Force.

Eligibility to be Insured

To be eligible to be insured under this Policy, the Insured must have met all Actively-At-Work Requirements on the Policy Date and the Insured must have validly consented to the issuance of this Policy in writing or in a manner consistent with applicable law.

The Insured

The Insured is the person whose life is covered by under this Policy. The Insured must meet all underwriting requirements, including Evidence of Insurability. The Death Benefit Proceeds become payable if the Insured dies while this Policy is In Force.

The Insured may only be changed pursuant to the Change of Insured section.

ICC18-VLO-0838	9	(11/2018)

The Owner and Contingent Owner

The Owner is named in the application unless later changed and endorsed on this Policy. On the Policy Date, the Owner may exercise all rights under this Policy while it is In Force. If the Owner dies or ceases to exist while this Policy is In Force, the Contingent Owner, if named, will become the Owner. If a Contingent Owner is not named, the Owner’s estate or its successor in interest will become the Owner.

Unless otherwise provided on the Policy application or applicable change of ownership form, if there is more than one Owner, all rights, title and interest in this Policy will be held jointly with right of survivorship. All rights, title and interest of any Owner who predeceases the Insured or ceases to exist while this Policy is In Force will vest in the surviving Owner or jointly with rights of survivorship in the surviving Owners, subject to the prior rights of all assignees. The signatures of all Owners, or their legal representatives will be required on any written instructions to exercise Policy rights.

The Owner may name a Contingent Owner under this Policy at any time while this Policy is In Force. The Contingent Owner will automatically become the Owner if:

1.	the Owner predeceases the Insured; or

2.	the Owner ceases to exist while this Policy is In Force.

The Owner may name other parties with rights and interests in this Policy.

The signature of the Owner or its legal representative, will be required on any written instructions to exercise all Policy rights.

The Beneficiary and Contingent Beneficiary

The Beneficiary is named in the application, unless later changed. The Owner may name more than one Beneficiary and they will share equally in the Death Benefit Proceeds unless the Owner specifies otherwise.

The Owner may also name a Contingent Beneficiary. A Contingent Beneficiary is entitled to receive the Death Benefit Proceeds if the Insured dies while this Policy is In Force and no Beneficiary survives the Insured upon his/her death. The Contingent Beneficiary on the Policy Date, if named, will be listed on the application. The Owner may name more than one Contingent Beneficiary and they will share equally in the Death Benefit Proceeds unless the Owner specifies otherwise.

If no Beneficiary or Contingent Beneficiary is named or none survives the Insured, then the Owner, or the Owner’s estate or successor in interest is entitled to receive the Death Benefit Proceeds.

Change of Named Parties and Interests

While this Policy is In Force, the Owner may change the Owner, Contingent Owner, Beneficiary, Contingent Beneficiary and Insured (pursuant to the terms of the Change of Insured section), unless such party was designated irrevocable. A party designated as irrevocable may only be changed with that party’s written consent. If a new Owner is named, the current Owner will relinquish all rights in this Policy to the new Owner.

Any change of a named party must be communicated to Nationwide in written form and approved and recorded at Nationwide’s home office. Once the change is approved and recorded by Nationwide, the change will be effective as of the date the application was signed, unless otherwise specified by the Owner. Nationwide is not liable for any action taken or payments made until the requested change is received, approved and recorded at Nationwide’s home office.

Change of Insured

The Owner may change the named Insured on this Policy to a new Insured subject to all of the following conditions:

1.	the Owner must make written application for the change;

2.	at the time of the change, the new Insured must have the same business relationship to the Owner as did the previous Insured under this Policy;

3.	at the time of the change, the Owner must have an insurable interest in the new Insured;

4.	the new Insured must have been at least age 21 on the Policy Date;

ICC18-VLO-0838	10	(11/2018)

5.	the new Insured must satisfy all underwriting requirements applicable to this Policy and may be required to submit Evidence of Insurability;

6.

this Policy must be In Force when the request is made and on the change date. The change date is the first Policy Monthaversary on or next following the date the change conditions are met. The change date will be stated in the reissued Policy Specification Pages; and

7.	a change of Insured will not be permitted while this Policy is in a grace period.

There is no charge to change the Insured. Coverage on the new Insured will become effective on the change date. Coverage of the previous named Insured will terminate on the day before the change date. Revised Policy Specification Pages reflecting the new Insured will be provided to the Owner.

The exercise of this right does not modify any Policy cash or loan values. Exercise of this right may have tax consequences. Consult a tax advisor.

The Policy charges for the new Insured will reflect the new Insured’s Attained Age, rate type and rate classification including any rate class multiple and or monthly flat extra charged for substandard rating. The Specified Amount of this Policy will be as stated by the Owner in the application for the change subject to the following conditions:

1.	the Specified Amount must be such that this Policy continues to qualify as life insurance under Section 7702 of the Internal Revenue Code; and

2.	the Specified Amount must equal or exceed the Minimum Specified Amount.

Suicide Exclusion

If the new Insured commits suicide, while sane or insane, within two years of the change date, or a subsequent reinstatement date, Nationwide will not pay any death benefit under this Policy. Instead, Nationwide will pay an amount equal to the Policy’s Cash Value as of the change date, plus the sum of Premiums paid since the change date, minus any Indebtedness and any partial surrenders.

Incontestability

Nationwide will not contest this Policy after it has been In Force during the new eligible Insured’s lifetime for two years from the change date or a subsequent reinstatement date. If there has been a misrepresentation that is material to Nationwide’s agreement to provide or reinstate coverage, Nationwide will not pay the death benefit under this Policy. Instead, Nationwide will pay an amount equal to the Policy’s Cash Value as of the change date, plus the sum of Premiums paid since the change date, minus any Indebtedness and any partial surrenders.

Assignment

The Owner may assign some or all of the rights under this Policy, except as restricted by applicable law or regulation. Assignments must be made in writing and signed by the Owner while this Policy is In Force. Assignments take effect as of the date signed, unless otherwise specified by the Owner; however, Nationwide will not be liable for any action taken or payment made before the assignment is received, approved and recorded at Nationwide’s home office. No assignment will be recorded until Nationwide has received sufficient and clear written direction from the Owner on how rights under this Policy are to be divided.

The interest of a Beneficiary will be subject to the rights of any assignee of record, unless the Beneficiary designation is an irrevocable designation and is made prior to the assignment. Nationwide is not responsible for the validity or tax consequences of any assignment or for any payment or other Settlement made.

Nationwide may reduce or eliminate any applicable Enhancement Benefit in conjunction with an assignment.

PREMIUM PAYMENT PROVISION

Premium is payable to Nationwide at Nationwide’s home office.

Initial Premium

Insurance coverage under this Policy is not effective until the Minimum Initial Premium is paid. Premium will be credited on the Initial Investment Date. Any due and unpaid monthly deductions will be subtracted from the Cash Value on the date insurance coverage becomes effective. The Minimum Initial Premium is stated in the Policy Specification Pages.

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Additional Premiums

Additional Premiums may be paid at any time while this Policy is In Force subject to the following limits:

1.	Nationwide may require satisfactory Evidence of Insurability for the Insured prior to accepting any Premium that will increase the Net Amount at Risk under this Policy;

2.	Nationwide will refund any Premium that is in excess of the Premium limit that allows this Policy to satisfy the requirements of Section 7702 of the Code; and

3.

additional Premiums will not be accepted after an Insured reaches Attained Age 120, except as necessary to keep this Policy In Force. Consult a qualified tax advisor before the Maturity Date of this Policy is extended. Refer to the Policy Maturity Date and Coverage Extension section of this Policy for details.

Planned Premium

The annualized Planned Premium for this Policy is listed on the Policy Specification Pages. The Owner selects the Planned Premium for this Policy on the application or Insurance Schedule. The actual amount and duration of permissible Premium payments under this Policy may be limited to comply with Section 7702 of the Code to prevent this Policy from becoming a modified endowment contract, or by this Policy’s terms governing Specified Amount increases and the maximum death benefit.

Upon request, Nationwide will send Premium reminder notices to the Owner according to the amount and frequency elected.

Payment of the Planned Premium is not required and does not guarantee that this Policy will not lapse. However, failure to pay Planned Premiums may increase the possibility of this Policy lapsing.

POLICY CHARGES AND DEDUCTIONS PROVISION

This provision describes the charges that may be assessed under this Policy. Each charge may include a margin for overall expenses, profit, and the required reserve associated with this Policy. The rates used to determine these charges are set by Nationwide and vary by expectations as to future experience for factors including, but not limited to, Nationwide’s: investment earnings; mortality experience; persistency experience; expenses, including reinsurance expenses; and taxes. The guaranteed maximum charges or the rates used to determine the Policy charges and deductions and any applicable guaranteed maximum duration of the charge are stated in the Policy Specification Pages.

The guaranteed maximum Policy charges and deductions may be affected by changes to this Policy, including Specified Amount increases or decreases, Rider additions or deletions, partial surrenders resulting in Specified Amount decreases, and death benefit option changes. The new guaranteed maximum Policy charges and deductions will apply from the effective date of any change to the Policy. Revised Policy Specification Pages will be issued reflecting any change to insurance coverage.

For mortality purposes, the Insured is assigned to an underwriting class based on their Issue Age, tobacco use status, underwriting classification (which is assigned based on the level of Evidence of Insurability required by Nationwide) and any sub-standard characteristics of the Insured.

Percent of Premium Charge

A percent of premium charge will be deducted from each Premium applied to this Policy. This charge reimburses Nationwide for certain actual expenses, including acquisition costs and state and federal taxes. It also provides revenue for risk charges and profit.

The percent of premium charge is based on the length of time since the Policy Date or effective date of a Specified Amount increase. The Guaranteed Maximum Percent of Premium Charge is stated in the Policy Specification Pages.

The initial Specified Amount issued on the Policy Date and each increase in the Specified Amount will constitute separate segments of coverage. Percent of premium charge attributable to increases in Specified Amount will be determined in the same manner as for the initial Specified Amount. For purposes of the percent of premium charge, Premium payments will be allocated to each respective segment of coverage in proportion to the total Specified Amount after all increases.

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Monthly Deductions

The following charges, or “monthly deductions,” are deducted from each Policy’s Cash Value beginning on the Policy Date and on each Policy Monthaversary. Each charge is described in greater detail in the following sub-sections. The monthly deduction for each Policy Monthaversary is the sum of:

1.	the Variable Account Asset Charge;

2.	the Monthly Administrative Charge;

3.	the Monthly per $1,000 of Specified Amount Charge;

4.	the Monthly Cost of Insurance Charge; and

5.	the monthly cost of any Riders.

With the exception of the variable account asset charge, the monthly charges are deducted proportionally from the Cash Value in the Fixed Account and the Sub-Accounts unless otherwise elected. The variable account asset charge is deducted proportionally from the Cash Value in the Sub-Accounts, unless otherwise elected.

Variable Account Asset Charge

A monthly variable account asset charge will be deducted proportionately from the Policy’s Cash Value in the Sub-Accounts. This charge is determined by multiplying the applicable current rate by the total Cash Value in the Sub-Accounts. This charge compensates Nationwide for certain actual expenses, including acquisition costs and state and federal taxes. It also provides revenue for risk charges and profit.

The annual and monthly effective rates for the Guaranteed Maximum Variable Account Asset Charge are stated in the Policy Specification Pages.

Nationwide may offer to reduce the Variable Account Asset Charge by an amount substantially equal to payments Nationwide expects to receive from certain Account investment options. Nationwide may prospectively change the Variable Account Asset Charge reduction, if any, at any time. Applicable reductions are not guaranteed on a future basis and may be changed or discontinued at any time. If changed or discontinued, Nationwide will provide notice to Owners.

Monthly Administrative Charge

A monthly per policy administrative expense charge will be deducted from the Policy’s Cash Value. This charge is a flat dollar amount per Policy that compensates Nationwide for certain actual expenses related to maintenance of this Policy including accounting and record keeping, and periodic reporting to the Owner. The actual charge may be less than the Guaranteed Maximum Monthly Administrative Charge stated in the Policy Specification Pages.

Monthly per $1,000 of Specified Amount Charge

A monthly Specified Amount charge will be deducted from the Policy’s Cash Value. This charge is determined by multiplying the applicable current rate by the initial Specified Amount divided by $1,000. This charge compensates Nationwide for certain actual expenses (including acquisition costs and state and federal taxes), and provides revenue for risk charges and profit. The actual charge may be less than the Guaranteed Maximum Monthly per $1,000 of Specified Amount Charge stated in the Policy Specification Pages.

The Specified Amount in effect on the Policy Date and each Specified Amount increase, if any, represent separate segments of coverage under this Policy. Separate monthly per $1,000 of specified amount charge rates are determined by Nationwide and are used to calculate the monthly per $1,000 of specified amount charge for each segment of coverage. The monthly per $1,000 of specified amount charge is calculated by multiplying the original Specified Amount of each segment of coverage by the applicable rate. Decreasing a segment of coverage will not decrease the applicable per $1,000 specified amount charge. The rates are subject to change as described in the Changes in Policy Cost Factors section. However, the applicable rates will never exceed the Guaranteed Maximum Monthly Per $1,000 of Specified Amount Charge stated in the Policy Specification Pages.

Monthly Cost of Insurance Charge

A monthly charge based on the Net Amount at Risk (the “monthly cost of insurance”) will be deducted from the Policy’s Cash Value. This charge is determined by multiplying the applicable current monthly cost of insurance rate by the Net Amount at Risk divided by $1,000. This rate varies by a combination of the Insured’s Issue Age, rate class, rate type, any substandard rating and the length of time since the Policy Date. This charge compensates Nationwide for expected mortality benefits and certain actual expenses (including acquisition costs and state and federal taxes) and provides revenue for risk charges and profit.

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Cost of insurance rates are determined by Nationwide. Generally, current monthly cost of insurance rates increase year over year to reflect expectations that mortality and underwriting risks generally increase as the Insured’s Attained Age and the length of time the Policy has been In Force increase. The cost of insurance rates for each segment of coverage are subject to change as described in the Changes to Policy Cost Factors section; however, these rates will never exceed the rates stated in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000 of Net Amount at Risk in the Policy Specification Pages. The basis for computation for the guaranteed maximum monthly cost of insurance rate is stated in the Policy Specification Pages.

For purposes of determining the Net Amount at Risk applicable to each segment of coverage, the Net Amount at Risk will be allocated proportionally to each segment of coverage based on the then current total Specified Amount. The cost of insurance rate is subject to change as described in the Changes in Policy Cost Factors section. The monthly cost of insurance charge for each segment of coverage is calculated by multiplying its associated Net Amount at Risk by the applicable cost of insurance rate. However, the cost of insurance rates will never exceed the maximum rates applicable to each segment of coverage as stated in the Table of Guaranteed Maximum Monthly Cost of Insurance Charge Rates per $1,000 Net Amount at Risk in the Policy Specification Pages. Policy Specification Pages will be issued with an additional table of rates for each Specified Amount increase.

Policy Loan Interest Charge

The interest charged on Indebtedness compensates Nationwide for expenses associated with offering and administering the loan. The Guaranteed Maximum Loan Interest Charged Rate is stated in the Policy Specification Pages.

Service Fees

Nationwide may assess a service fee for certain actions taken at the Owner’s request. Service fees are taken at the time the fee is assessed and are deducted proportionally from the Cash Value in the Fixed Account and the Sub-Accounts. The Guaranteed Maximum Service Fee is stated in the Policy Specification Pages.

When a service fee is assessed according to the instances described in this Policy, it will be for each action taken or transaction processed by Nationwide. For example, if Nationwide assesses a service fee to process a partial surrender, the fee will be assessed on each partial surrender.

Changes in Policy Cost Factors

Changes in the charges, deductions, expenses, or credited interest rates made under this Policy will vary by changes in future expectations for this and all issues of this Policy by factors including, but not limited to Nationwide’s investment earnings; mortality experience; persistency experience; expenses, including reinsurance expenses; and taxes.

Any increase in a current deduction or charge will not exceed the guaranteed maximum stated in the Policy Specification Pages. Any reduction of a current interest rate will not reduce the rate below the guaranteed minimum stated in the Policy Specification Pages.

Changes to cost of insurance rates and other charges, deductions, expenses or credited interest rates will be on a uniform basis for Insureds of the same Issue Age, rate class, rate type, and any substandard ratings, whose Policies have been In Force for the same length of time.

POLICY COVERAGE, GRACE PERIOD, LAPSE, AND REINSTATEMENT PROVISION

Policy Coverage

This Policy remains In Force as long as the Cash Value less Indebtedness on a Policy Monthaversary is sufficient to cover the monthly charges and deductions Nationwide assess. Otherwise, this Policy will lapse, subject to the Grace Period section.

Paying the Planned Premium as stated in the application or Insurance Schedule may not prevent a given Policy from lapsing even if it is paid as scheduled and no further changes take place. The period for which the Policy will remain In Force will depend on:

1.	the amount, timing, and frequency of Premium payments;

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2.	investment experience of this Policy;

3.	changes in Specified Amount and death benefit options;

4.	changes in interest credits and insurance costs;

5.	changes in deductions for any Riders; and

6.	partial surrenders and loans.

Grace Period

If the Cash Value less Indebtedness on any Policy Monthaversary is not sufficient to pay the current monthly deductions and other charges, then this Policy will enter a grace period.

When this Policy enters a grace period, Nationwide will send a notice to the Owner’s last known address and any assignee of record informing the Owner of this Policy’s lapse pending status and the amount of Premium that must be paid in order to keep this Policy In Force. This notice will be sent within 30 days of entering a grace period. A grace period will last 61 days from the date Nationwide mails the notice to the Owner. At least 30 days prior to the end of a grace period, Nationwide will send a second reminder notice.

During the grace period, this Policy will continue to be In Force. When the grace period ends, this Policy and any coverage associated with it, including the benefits associated with any attached Rider, will lapse.

Prior to the end of a grace period, the Owner may prevent this Policy from lapsing by paying Premium equal to at least three times the amount of the most recent monthly deductions and other Policy charges due during the grace period.

If the Insured dies during a grace period, Nationwide will pay the Death Benefit Proceeds, subject to the Suicide, Incontestability, and Misstatement of Age sections of the General Policy Provisions and the Death Benefit Proceeds section and Policy Benefits and Values Provision. Nationwide will deduct from the Death Benefit Proceeds the amount of any charges accrued during a grace period.

Policy Lapse

If the required Premium is not paid by the end of a grace period, this Policy will lapse. When a lapse occurs, all coverage under this Policy and any Riders attached to the Policy will terminate, subject to the Reinstatement section.

Reinstatement

If this Policy has lapsed, the Owner may request reinstatement subject to all of the following conditions:

1.	this Policy has not been surrendered for its Cash Surrender Value;

2.	the reinstatement request must be in writing and received by Nationwide at Nationwide’s home office within three years after the end of the most recent grace period and prior to the Maturity Date;

3.	the Owner provides satisfactory Evidence of Insurability for the Insured; and

4.

payment of Net Premium equal to the monthly deductions that were due and unpaid during the grace period prior to lapse plus, an amount sufficient to keep this Policy In Force for three months from the date of reinstatement.

The effective date of a reinstated Policy will be the Policy Monthaversary on or next following the date the application for reinstatement is approved by Nationwide, provided the required Premium is received by that date.

If this Policy is reinstated, the Cash Value on the date of reinstatement (prior to applying any Premiums or loan repayments) will equal the Cash Value at the end of the grace period. Any Indebtedness that existed at the end of the grace period will be reinstated. Unless the Owner specifies otherwise, all amounts will be allocated to the Sub-Accounts and Fixed Account based on the investment allocations factors in effect at the beginning of the grace period.

If this Policy is reinstated, a new two-year contestability period will apply from the effective date of reinstatement. Nationwide will only contest it for material misrepresentations made in an application for such reinstatement. After this Policy is In Force for two years from a reinstatement date, Nationwide will not contest it for any reason. Refer to the Incontestability section of the General Policy Provisions for additional information.

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VARIABLE ACCOUNT PROVISION

The Variable Account

The Variable Account was established as a segregated investment account under the laws of the State of Ohio. The assets of the Variable Account are Nationwide’s property, but are not charged with the liabilities arising out of any other business Nationwide conducts. Nationwide maintains assets that are at least equal to the reserves and other liabilities of the Variable Account and may transfer assets exceeding the reserves and other liabilities of the Variable Account to the General Account. Variable Account assets shall be used to fund only variable benefits. Although assets in the Variable Account are Nationwide’s property, Nationwide is obligated under this Policy to make payments to the Owner and/or Beneficiary.

Income, gains and losses of the Variable Account reflect its own investment experience without regard to the investment experience of Nationwide.

The Sub-Accounts

The Variable Account is divided into Sub-Accounts that invest in underlying investment options. The underlying investment options typically include registered funds but may include other types of investment options permitted by the Variable Account and applicable law. A Sub-Account’s underlying investment options are typically not publicly traded or mutual funds; however, Nationwide may offer publicly traded funds in certain contexts as long as it does not have an adverse impact on the tax treatment of this Policy.

The Owner may allocate Net Premium to any of the available Sub-Accounts, pursuant to any terms or conditions established by the corresponding underlying investment option in which the Sub-Account invests.

The sum of all allocations to the Sub-Accounts and/or Fixed Account must equal 100%.

Determining Sub-Account Investment Experience

The Cash Value of this Policy will change with a change in the investment experience of the Sub-Accounts. Each Sub-Account has a corresponding index called an “accumulation unit value” that measures changes in a Sub-Account’s investment experience. The number of Accumulation Units purchased or redeemed by a Premium payment, Policy Surrender, partial surrender, Policy loan, Sub-Account transfer, or Policy charge is the amount of money involved with the transaction divided by the Accumulation Unit value. The Cash Value in the Sub-Account is the number of Accumulation Units multiplied by the Accumulation Unit value.

For each Sub-Account, the initial Accumulation Unit value is typically set at $10.00. The Accumulation Unit value for a Sub-Account in each subsequent Valuation Period is equal to (1), multiplied by (2), where:

1.	is the Sub-Account’s Accumulation Unit value for the preceding Valuation Period; and

2.	is the Sub-Account’s net investment factor for the subsequent Valuation Period.

Because the net investment factor may be greater than or less than one, the Accumulation Unit value may increase or decrease from one Valuation Period to the next; however, the calculated Accumulation Unit value will remain constant throughout a Valuation Period.

The Net Investment Factor and Investment Experience

The investment experience of a Sub-Account is determined by the net investment factor. The net investment factor for a Sub-Account for a Valuation Period is calculated by dividing (1) by (2), where:

1.	is the net of:

a.

the net asset value per share of the underlying investment option held in the Sub-Account at the end of the current Valuation Period; plus the per share amount of any dividend and capital gains distributions made by the underlying investment option held in the Sub-Account if the “ex-dividend” date occurs during the current Valuation Period; plus or minus

b.	a per share charge or credit for any taxes reserved for, which Nationwide determines have resulted from the investment operations of the Sub-Account.

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2.	is the net of:

a.	the net asset value per share of the underlying investment option held in the Sub-Account determined as of the end of the immediately preceding Valuation Period; plus or minus

b.	the per share charge or credit for taxes reserved for in the immediately preceding Valuation Period.

When the net investment factor is multiplied by the preceding Valuation Date’s accumulation unit value, the result is the current Valuation Date’s Accumulation Unit value. If the net investment factor is greater than one, the accumulation unit value increases. If the net investment factor is less than one, the accumulation unit value decreases.

Income, realized and unrealized gains, and losses from assets in each Sub-Account are solely credited to, or charged against, the Sub-Account. This is without regard to income, gains, or losses in other Sub-Accounts, other Variable Accounts, or the General Account.

Cash Value and the Sub-Accounts

The portion of Cash Value in the Sub-Accounts on the Initial Investment Date is equal to the portion of the Net Premium allocated to the Sub-Accounts minus any monthly deductions due for the months accumulated after the Policy Date. The number of Accumulation Units purchased in a Sub-Account on the Initial Investment Date is determined by dividing the dollar value of the Net Premium allocated to the Sub-Account by the current Valuation Date’s Accumulation Unit value.

The Cash Value in a Sub-Account on each subsequent Valuation Date is equal to the Accumulation Unit value on the current Valuation Date multiplied by the sum of:

1.	the number of Accumulation Units on the preceding Valuation Date; plus

2.	any Accumulation Units purchased as a result of Net Premium or transfers into the Sub-Account on the current Valuation Date; minus

3.	any Accumulation Units sold as a result of partial surrenders or transfers out of the Sub-Account on the current Valuation Date; minus

4.	any Accumulation Units sold as a result of monthly deductions and other charges that are deducted on the current Valuation Date and assessed against the Sub-Account.

The number of Accumulation Units purchased or sold on the current Valuation Date is equal to the dollar value of the purchase or sale divided by the Accumulation Unit value of the Sub-Account on the current Valuation Date.

Sub-Account Allocations and Transfers

Allocations of Net Premium among the Sub-Accounts and the Fixed Account is elected by the Owner. Elections for allocations of future Net Premium may be changed at any time while this Policy is In Force by notifying Nationwide in writing at Nationwide’s home office. The change will take effect on or next following the Market Date the written request containing the required information is received at Nationwide’s home office. Allocations may be stated in fractional percentages subject to Nationwide’s approval. Allocations among the Sub-Accounts, together with any Fixed Account allocation, must equal 100%.

Generally, transfers of Cash Value among the Sub-Accounts are permitted once per Market Date, however, the Owner may also be subject to certain transfer restrictions or fees imposed by the underlying investment options. Nationwide may refuse, limit, or restrict transfer requests, or take any other reasonable action deemed necessary with regard to certain Sub-Accounts to protect any other owners invested in the Sub-Account from the negative impact of short-term trading strategies or other harmful investment practices that damage the performance of the underlying investment options. Nationwide reserves the right to restrict any transaction request made by the Owner, or a third-party acting on behalf of the Owner, that is engaged in such a practice or strategy. Failure to take action in any one or more instances with respect to these restrictions is not a waiver of Nationwide’s right to enforce them at a future date.

Liquidation and Substitution of Securities

If a Sub-Account’s underlying investment option is no longer available for investment, Nationwide will provide the Owner with required notice of the liquidation and options for distribution of Cash Value allocated to the unavailable Sub-Account.

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Nationwide may, in its sole discretion, determine that further investment in an underlying investment option is inappropriate for the purposes of this Policy. In such cases, another Sub-Account may be substituted for the one made unavailable. Nationwide will obtain any required regulatory approvals for substitution of a Sub-Account’s underlying investment option and provide the Owner with any required notice of the substitution.

Change of Variable Account Investment Policy

Nationwide may materially change the investment policy of a Variable Account. If changes are made to the investment policy of a Variable Account, Nationwide will obtain all necessary regulatory approvals and provide the Owner with any required notice of the change.

Other Variable Account Changes

To the extent permitted by applicable laws and regulations, including any order of the SEC, Nationwide may make changes to the Variable Account including but not limited to the following:

1.

a Variable Account may be operated as an investment company under the Investment Company Act of 1940, or in any other form permitted by law, if Nationwide deems such a change to be in the best interest of the owners;

2.	a Variable Account may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required;

3.	a Variable Account may be combined with other variable accounts; or

4.	the provisions of this Policy and other policies may be modified to comply with any other applicable federal or state laws.

In the event of such changes, Nationwide may make appropriate endorsement to this and other policies having an interest in a Variable Account and take other actions as may be necessary to effect such a change.

FIXED ACCOUNT PROVISION

The Fixed Account

The Fixed Account is funded by Nationwide’s General Account. In addition to allocating Net Premiums to one or more of the Sub-Accounts described in the Variable Account Provision, the Owner may direct all or part of the Net Premiums into the Fixed Account subject to the Fixed Account Restrictions section.

Fixed Account Transfers

Transfers of amounts to and from the Fixed Account and the Sub-Accounts, subject to the Fixed Account Restrictions section, may be executed without penalty. Nationwide’s failure to exercise its rights under this section shall not be construed as a waiver of those rights.

Fixed Account Restrictions

Nationwide reserves the right to restrict the number of transfers and the amount of Cash Value transferred to or from the Fixed Account as follows:

1.	transfers into the Fixed Account may be limited to 25% the Policy’s Cash Value as of the close of business on the prior Market Date;

2.	transfers into the Fixed Account may be restricted in the event the Fixed Account value is greater than or equal to 25% of the Policy’s Cash Value as of the close of business on the prior Market Date;

3.

the amount transferred from the Fixed Account to the Sub-Accounts during a Policy Year may be limited to the greater of: (a) 10% of that portion of the Cash Value attributable to the Fixed Account at the end of the prior Policy Year; and (b) 120% of the amount transferred from the Fixed Account during the preceding Policy Year; and

4.	transfers from the Fixed Account to the Sub-Accounts may be limited to one during any ninety-day period.

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Irrevocable Election to Allocate the Policy’s Entire Cash Value to the Fixed Account

At any time while this Policy is In Force, the Owner may elect by written request to transfer 100% of the Cash Value allocated to the variable Sub-Accounts into the Fixed Account without regard to any restrictions otherwise applicable to Fixed Account transfers.

When a transfer pursuant to this right of conversion is complete, this Policy will not be affected by the investment experience of any Variable Account. The Owner will not be permitted to allocate any future Premium, transfers, or loan repayments to the Variable Account.

This election is irrevocable.

Cash Value and the Fixed Account

The Fixed Account value is zero on the Initial Investment Date unless Net Premium is allocated to the Fixed Account. If Net Premium is allocated to the Fixed Account on the Initial Investment Date, the Fixed Account value is equal to Net Premium less the monthly deduction assessed on the Initial Investment Date. The Cash Value in the Fixed Account on each subsequent Valuation Date is equal to:

1.	the Cash Value in the Fixed Account on the preceding Valuation Date; plus

2.	any interest credited to the Fixed Account during the current Valuation Period; plus

3.	any Net Premiums allocated or Cash Value transferred to the Fixed Account during the current Valuation Period; minus

4.	any amounts transferred from the Fixed Account during the current Valuation Period; minus

5.	the portion of any monthly deductions which are due and charged to the Fixed Account during the current Valuation Period; minus

6.	any partial surrender amounts allocated to the Fixed Account during the current Valuation Period.

Any Cash Value allocated to the Fixed Account will be credited interest daily based on the Fixed Account interest crediting rate. The Fixed Account Guaranteed Minimum Interest Rate is stated in the Policy Specification Pages. Interest may be credited in excess of the minimum guaranteed rate.

POLICY BENEFITS AND VALUES PROVISION

Nonforfeiture

This Policy may be a valuable asset to the Owner while it is In Force. Depending on the amount of Premiums paid, the investment results of allocations to the Sub-Accounts, interest credited on allocations to the Fixed Account, and the effect of any loans taken, this Policy may have a cash value. This value is available to the Owner in cash upon a complete or partial surrender of this Policy.

The Cash Surrender Value, Policy Loan Account, or any other values available under this Policy are not less than the minimum values and benefits required by or pursuant to the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV. Where required, Nationwide has provided a detailed statement of how these values are computed to the Interstate Insurance Product Regulation Commission.

Unless otherwise specified, the insurance coverage provided by this Policy and any optional Riders elected are subject to the claims paying ability of Nationwide’s General Account.

Exchanging this Policy

The Owner may exchange this Policy for a new policy, subject to the approval of Nationwide. The Owner must furnish any requested Evidence of Insurability and pay all costs associated with the exchange.

Complete Surrender

This Policy may be surrendered for its Cash Surrender Value at any time while it is In Force.

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Requests for surrender must be made in writing, on a form provided by Nationwide and submitted to Nationwide’s home office as stated on the face page of this Policy. The effective date of surrender will be the date Nationwide receives the written request meeting all requirements.

Nationwide will determine the Cash Surrender Value as of the Market Date on or next following the date of surrender. All coverage under this Policy and any elected optional Rider ends with a complete surrender and no death benefit shall be payable after the Policy has been surrendered.

Nationwide reserves the right to defer the payment of the Cash Surrender Value as described in the Postponement of Payments section. Consult with a tax advisor before surrendering this Policy.

Enhancement Benefit

If applicable, an Enhancement Benefit is payable under this Policy for a stated duration of time. The Enhancement Benefit is a dollar amount that is added to the Cash Value upon a complete surrender of this Policy. This benefit, when payable, results in an increased Cash Surrender Value and is a General Account obligation of Nationwide. After the expiration of the stated duration, the Enhancement Benefit ceases to exist.

The Enhancement Benefit must be payable to the Owner and the amount and duration of the benefit depends on whether the Owner is an individual or corporation. The Enhancement Benefit is not available upon a surrender during the Right to Examine period nor is it available upon a surrender that qualifies as a Code Section 1035 Exchange. The Enhancement Benefit is not payable in conjunction with a Policy loan, partial surrender, or lapse. Nationwide may also reduce or eliminate any applicable Enhancement Benefit in conjunction with an Owner change or an assignment.

The Enhancement Benefit amount is determined by multiplying an applicable percentage by the Policy’s Cash Value. The minimum Guaranteed Enhancement Benefit percentage and duration are stated in the Policy Specification Pages.

The Enhancement Benefit is not included in the Cash Value for the purposes of any interest crediting or determining the Net Amount at Risk.

Nationwide does not make any deposits to the Fixed Account or the Variable Account as a result of the Enhancement Benefit. There are no investment results associated with the Enhancement Benefit.

Partial Surrenders

A partial surrender may be requested at any time after the first Policy Year while this Policy is In Force. A request for a partial surrender must be made in writing on a form provided by Nationwide and submitted to Nationwide’s home office.

Nationwide reserves the right to limit the number of partial surrenders in a Policy Year to one. Nationwide reserves the right to deduct a service fee from the partial surrender amount. The Guaranteed Maximum Service Fee per partial surrender is stated in the Policy Specification Pages.

The effective date of any partial surrender will be the date Nationwide receives the written request meeting all requirements. Nationwide reserves the right to defer the payment of a partial surrender as described in the Postponement of Payments section.

When a partial surrender is taken, the Policy’s Cash Value will be reduced by the partial surrender amount. Unless the partial surrender is a “preferred partial surrender,” as defined in the following sub-section, the Specified Amount will also be reduced by the amount necessary to prevent an increase in the Net Amount at Risk. The Specified Amount reduction will not be greater than the partial surrender amount. Any such decrease will reduce insurance coverage in the following order:

1.	insurance provided by the most recent Specified Amount increase;

2.	insurance provided by the next most recent Specified Amount increases successively; then

3.	insurance provided by the Specified Amount in effect on the Policy Date.

Unless the Owner specifies otherwise, Nationwide will deduct partial surrenders among the Sub-Accounts in proportion to the Cash Value in each Sub-Account as of the partial surrender date. Partial surrenders will be deducted from the Fixed Account only when insufficient amounts are available in the Sub-Accounts. The amount of any partial surrender is subject to the following additional conditions:

1.	the minimum partial surrender permitted is $500;

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2.	the maximum partial surrender permitted is the Cash Value, less Indebtedness, and less the greater of $500 or three monthly deductions;

3.	a partial surrender may not reduce the Specified Amount to less than the Minimum Specified Amount;

4.	a partial surrender will not be permitted if Nationwide believes it would cause this Policy to not satisfy the requirements under Section 7702 of the Code, at any time; and

5.	Nationwide reserves the right to defer payment of a partial surrender as described in the Postponement of Payments section.

Consult with a tax advisor before taking any partial surrenders.

Preferred Partial Surrenders

A preferred partial surrender is a partial surrender that does not reduce the Specified Amount and meets these additional conditions:

1.	it occurs before the 15th Policy Anniversary; and

2.	the amount, plus the amount of any prior preferred partial surrenders in the same Policy Year, does not exceed 10% of the Cash Value less Indebtedness as of the beginning of the Policy Year.

The preferred partial surrender described above is non-cumulative. This means that any part of the preferred partial surrender amount not taken in a given year cannot be added to the available preferred partial surrender amount in any later years.

Policy Loans

The Owner may request a loan at any time while this Policy is In Force. The request for a loan must be in writing on a form provided by Nationwide. The loan will be made upon the sole security of this Policy and proper assignment of the Policy to Nationwide as collateral.

If the requested Policy loan meets the requirements described in this section, an amount equal to the Policy loan will be transferred into the Policy Loan Account.

Unless the Owner specifies otherwise, the loan amount is transferred from the Sub-Accounts in proportion to the Cash Value in each Sub-Account on the date of the loan. Loan amounts will be transferred from the Fixed Account only when insufficient amounts are available in the Sub-Accounts. The loan date is the date the loan request is processed by Nationwide. Nationwide reserves the right to defer a Policy loan as provided in the Postponement of Payments section. Consult a tax advisor before taking a loan.

Maximum and Minimum Loans and Indebtedness

The minimum loan amount is $500. Any loan that would result in total Indebtedness being greater than 90% of this Policy’s Cash Value as of the loan date will not be permitted.

Loan Interest

Loan interest is both charged and credited. Any portion of Cash Value attributable to the Policy Loan Account will be credited interest daily. The Guaranteed Minimum Loan Interest Credited Rate is stated in the Policy Specification Pages as an annual effective rate. Interest may be credited in excess of the minimum guaranteed rate.

Indebtedness will be charged interest daily. The Guaranteed Maximum Loan Interest Charged Rate is stated in the Policy Specification Pages as an annual effective rate. Interest may be charged at a rate less than the maximum guaranteed rate.

Loan interest credited and loan interest charged accrue daily at their respective rates and become due and payable whenever any of the following events occur:

1.	a Policy Anniversary;

2.	at the time a subsequent loan is requested;

ICC18-VLO-0838	21	(11/2018)

3.	at the time of a loan repayment;

4.	at the time of a Policy reinstatement;

5.	at the time of complete Policy Surrender; or

6.	upon the death of the Insured.

When any of these events occur, an amount equal to the accrued loan interest credited is transferred from the Policy Loan Account to the Sub-Accounts (resulting in a purchase of Accumulation Units) and/or to the Fixed Account based on current recorded allocation for future Premium payments.

At the same time, an amount equal to the accrued loan interest charged is transferred proportionally from the Sub-Accounts (resulting in the redemption of Accumulation Units) and/or the Fixed Account to the Policy Loan Account.

Loan Repayment

All or part of a Policy loan may be repaid at any time while this Policy is In Force. If the Maturity Date is extended, Indebtedness may also be repaid after the Maturity Date as explained in the Maturity Date and Coverage Extension section of this Policy. Any payment intended as a loan repayment, rather than a Premium payment, must be identified as such. The minimum repayment is $25.

Unless the Owner requests otherwise, Nationwide will allocate loan repayments among the Sub-Accounts and/or the Fixed Account, based on current recorded allocation for any future Premium payments. However, Nationwide reserves the right to require that any loan repayments, resulting from loans transferred from the Fixed Account, be allocated to the Fixed Account.

If loan interest charged is not paid when due, any unpaid loan interest will be added to the existing Indebtedness and will be charged and credited interest at the applicable rates for Indebtedness.

If Indebtedness is not repaid by the earlier of the date of the Insured’s death or the Maturity Date, any Death Benefit Proceeds or Maturity Proceeds will be reduced by the amount of the Indebtedness.

Indebtedness existing at the end of a grace period may not be repaid until this Policy is reinstated.

Cash Value in the Policy Loan Account

There is no Cash Value in the Policy Loan Account unless a Policy loan is taken. When a loan is taken, the Cash Value in the Policy Loan Account on the date of the loan is equal to the amount of the loan plus any prior balance in the Policy Loan Account, including interest charged thereon.

The Cash Value in the Policy Loan Account on each subsequent Market Date is equal to:

1.	the Cash Value in the Policy Loan Account on the preceding Market Date; plus

2.	any loan interest credited during the current Valuation Period; plus

3.	any amounts transferred to the Policy Loan Account because of additional Policy loans and any due and unpaid loan interest charged during the current Valuation Period; minus

4.	the amount of loan interest credited transferred from the Policy Loan Account to the Variable Account or the Fixed Account during the current Valuation Period; minus

5.	loan repayments made during the current Valuation Period.

Policy Indebtedness and Lapse

If the total Indebtedness of this Policy ever equals or exceeds the Cash Value, this Policy will terminate without value, subject to the Grace Period, Lapse, and Reinstatement Provision.

ICC18-VLO-0838	22	(11/2018)

Effect of Loans

Since the amount borrowed is removed from the Sub-Accounts and/or the Fixed Account, taking a loan will have a permanent effect on any Death Benefit Proceeds and Cash Surrender Value of this Policy. The effect may be favorable or unfavorable. This is true whether or not the loan is repaid. If Indebtedness is not repaid, the amount of any Death Benefit Proceeds or Maturity Proceeds will be reduced by the amount of Indebtedness.

The Death Benefit

This Policy provides a death benefit if the Insured dies while it is In Force and it has not been surrendered for its Cash Surrender Value. The death benefit will be the greater of the amount produced by the death benefit option in effect on the date of the Insured’s death or the Minimum Required Death Benefit if this Policy is In Corridor. Depending on the death benefit option elected, the death benefit may be fixed (Death Benefit Option 1) or it may vary based on the Policy’s Enhanced Cash Value (Death Benefit Option 2). The death benefit may also be limited to the Maximum Death Benefit stated in the Policy Specification Pages.

Death Benefit Options

One of the following two death benefit options must be elected. The death benefit option may be changed as provided in the Changes to the Death Benefit Option section. The death benefit is determined based on the death benefit option in effect on the date of the Insured’s death. The death benefit option currently in effect is stated in the Policy Specification Pages.

Death Benefit Option 1 – Under this option, the death benefit is equal to the Specified Amount in effect on the date of the Insured’s death.

Death Benefit Option 2 – Under this option, the death benefit is equal to the Specified Amount in effect on the date of the Insured’s death plus the Enhanced Cash Value on the date of the Insured’s death.

Minimum Required Death Benefit

The calculation for the Minimum Required Death Benefit for this Policy is based on the Internal Revenue Code Life Insurance Qualification Test elected and the corresponding table in the Policy Specification Pages.

Maximum Death Benefit

The Maximum Death Benefit is the greatest amount that Nationwide will pay under this Policy. The Maximum Death Benefit is stated in the Policy Specification Pages. On each Market Date and upon the death of the Insured, Nationwide will determine whether the Policy’s Cash Value would cause the death benefit to be greater than the Maximum Death Benefit. If the calculation results in the death benefit exceeding the Maximum Death Benefit, Nationwide reserves the right to process a partial surrender from this Policy so that the death benefit, after the partial surrender, is 90% of the Maximum Death Benefit.

After the death benefit has been reduced to 90% of the Maximum Death Benefit, no additional Premium will be permitted, unless necessary to keep this Policy In Force.

Nationwide will notify the Owner in writing that a partial surrender has been generated. Such notice will be sent no later than thirty days after the event. The requirement that all partial surrender requests must be submitted by a written request is not applicable to partial surrenders that result from this limit to the death benefit. Taxes arising from the partial surrender, if any, are the responsibility of the Owner.

If the calculation results in an amount greater than the maximum, and Nationwide elects not to exercise the above right, the Maximum Death Benefit will be increased by endorsement or by reissued Policy Specification Pages. If the Insured dies, the death benefit will not exceed the Maximum Death Benefit. If payment of the proceeds from a partial surrender under this section is pending on the date of the Insured’s death, Nationwide’s obligation to remit such proceeds will be in addition to the obligation to pay Death Benefit Proceeds.

Changes to the Death Benefit Option

After the first Policy Year, the Owner may change the death benefit option subject to the following:

1.	only one change per Policy Year is permitted;

ICC18-VLO-0838	23	(11/2018)

2.	a change to the death benefit option is effective the Policy Monthaversary on or next following the date Nationwide approves the request for change, unless a different date is requested and approved;

3.	the Specified Amount will be adjusted so that the Net Amount at Risk does not change due to the death benefit option change. The Specified Amount will be adjusted as follows:

a.	if the change is from Death Benefit Option 1 to Death Benefit Option 2, the Specified Amount will be decreased by the amount of the Cash Value on the date the change becomes effective; or

b.	if the change is from Death Benefit Option 2 to Death Benefit Option 1, the Specified Amount will be increased by the amount of the Cash Value on the date the change becomes effective.

Under either 3a. or 3b. the Owner may elect to keep the Specified Amount the same. However, if the change is from Death Benefit Option 1 to Death Benefit Option 2, and the Owner has requested to keep the Specified Amount the same, the election must be accompanied by Evidence of Insurability satisfactory to Nationwide;

4.

the Cash Value less Indebtedness after the death benefit option change must be sufficient to keep this Policy In Force for at least three months (an additional Premium payment may be made at the time the change is requested to meet this requirement);

5.	the death benefit option change may not reduce the Specified Amount below the Minimum Specified Amount; and

6.

a death benefit option change that would reduce the Specified Amount to a level that, based on Premiums already paid, would result in this Policy failing to comply with Section 7702 of the Internal Revenue Code, as amended, will be refused.

Specified Amount Increases and Decreases

The initial Specified Amount is the amount of death benefit coverage issued on the Policy Date. The Owner may request to increase or decrease this Policy’s Specified Amount any time after the first Policy Anniversary; however, Nationwide reserves the right to limit changes to the Specified Amount to one each Policy Year. The request must be in writing on a form provided by Nationwide. The Owner will receive new Policy Specification Pages following a Specified Amount increase or decrease.

Specified Amount Increases

Each requested Specified Amount increase will have associated cost of insurance rates, and monthly expense charges. Nationwide will inform the Owner of the guaranteed maximum rates and charges at the time of the increase. Refer to the Policy Charges and Deductions Provision for additional information.

Requests to increase this Policy’s Specified Amount is subject to the following conditions:

1.	the Insured must be living and the request must be accompanied by Evidence of Insurability that is satisfactory to Nationwide;

2.	the Specified Amount increase must be at least $10,000;

3.

the Cash Surrender Value, after the Specified Amount increase, must be sufficient to keep the Policy In Force for at least three months (additional Premium payments may be made at the time the change is requested to meet this requirement);

4.	an approved increase will have an effective date of the Policy Monthaversary on or next following the date Nationwide approves the increase unless a different date is requested and approved;

5.	the increased Specified Amount may not exceed the Maximum Death Benefit; and

6.	Nationwide reserves the right to discontinue allowing Specified Amount increases at any time.

Specified Amount Decreases

Requests to decrease this Policy’s Specified Amount is subject to the following conditions:

1.	decreases will be effective on the Policy Monthaversary on or next following Nationwide’s receipt of the Owner’s request, unless a different date is requested and approved;

ICC18-VLO-0838	24	(11/2018)

2.

Nationwide will refuse any decrease that would reduce this Policy’s Specified Amount below the Minimum Specified Amount or an amount based on Nationwide’s reasonable belief that would result in failure of this Policy to satisfy the requirements of Section 7702 of the Internal Revenue Code, as amended;

3.	insurance coverage is decreased in the following order:

a.	insurance provided by the most recent Specified Amount increase;

b.	insurance provided by the next most recent Specified Amount increases successively; then

c.	insurance provided by the Specified Amount in effect on the Policy Date; and

4.	Nationwide reserves the right to discontinue allowing Specified Amount decreases at any time.

The Specified Amount will also be decreased for partial surrenders that do not qualify as preferred partial surrenders, including partial surrenders Nationwide generates pursuant to the Maximum Death Benefit section.

Death Benefit Proceeds

Nationwide will pay the Death Benefit Proceeds after receiving Proof of Death for the Insured and any other information reasonably required by Nationwide. The manner in which the Death Benefit Proceeds will be paid is described in the Policy Settlement section. The Death Benefit Proceeds are subject to adjustment as described in the Suicide, Incontestability, and Misstatement of Age sections of the General Policy Provisions and Nonforfeiture and Policy Loans sections of the Policy and Policy Benefits and Values Provision.

The Death Benefit Proceeds equal:

1.	the death benefit provided by the death benefit option in effect on the date of the Insured’s death; plus

2.	any In Force insurance coverage on the Insured’s life provided by Riders; minus

3.	Indebtedness; minus

4.	any due and unpaid monthly deductions and any other charges accrued if this Policy is in a grace period on the date of the Insured’s death.

Interest on the Death Benefit Proceeds will accrue from the date of the Insured’s death to the date the Death Benefit Proceeds are paid at a rate for funds left on deposit. In determining the effective annual rate, Nationwide will use the rate in effect on the date of the Insured’s death.

Additional interest at an annual effective rate of 10% annually beginning on the 31st calendar day from the latest of (1), (2), and (3) to the date the claim is paid, where:

1.	is the date that Proof of Death is received by Nationwide;

2.	is the date Nationwide receives sufficient information to determine its liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

3.

is the date that legal impediments to payment of proceeds that depend on the action of parties other than Nationwide are resolved and sufficient evidence of the same is provided to Nationwide. Legal impediments to payment include, but are not limited to: (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors, and administrators; and (c) the submission of information required to satisfy state and/or federal reporting requirements.

Policy Maturity Proceeds

If the Insured is alive and this Policy is In Force on the Maturity Date, the Owner may elect to have the Maturity Proceeds, if any, paid according to the Policy Settlement section. If Nationwide does not receive an election from the Owner, coverage under this Policy will automatically be extended with modified benefits beyond the Maturity Date.

ICC18-VLO-0838	25	(11/2018)

Policy Maturity Date and Coverage Extension

This Policy may not satisfy the requirements of Section 7702 of the Internal Revenue Code, as amended, after the Maturity Date. Extending coverage beyond the Maturity Date may not provide more favorable tax treatment than otherwise applicable to the Maturity Proceeds and may result in adverse tax consequences. If the Owner does not elect to receive the Maturity Proceeds on the Maturity Date, coverage under this Policy will automatically be extended until the Insured’s date of death. The Owner should consult with a qualified tax advisor before coverage under this Policy is extended beyond the Maturity Date.

Prior to the Maturity Date, Nationwide will send the Owner a notice and election form stating that coverage under this Policy will be automatically extended beyond the Maturity Date unless elected otherwise. The Owner must return the election form to Nationwide’s home office by the Maturity Date. If the election is not received by the Maturity Date, coverage will be extended to the Insured’s date of death.

Extension of coverage beyond this Policy’s Maturity Date will not keep any Rider In Force beyond its date of termination as provided for in the Rider.

When coverage under this Policy is extended beyond the Maturity Date, the following will apply:

1.	no Premium payments will be allowed unless necessary to keep this Policy In Force; however, loans, loan repayments and partial surrenders are permitted;

2.	on the Maturity Date, the Policy’s Specified Amount will be changed to the Cash Value, and increases or decreases to the Specified Amount will not be permitted thereafter;

3.	on the Maturity Date, Death Benefit Option 2 will be changed to Death Benefit Option 1, and no death benefit option change will be permitted thereafter;

4.

on the Maturity Date, 100% of the Cash Value in the Sub-Accounts will be transferred to the Fixed Account and will earn interest no less than the Fixed Account Guaranteed Minimum Interest Rate stated in the Policy Specification Pages. Transfers out of the Fixed Account will not be permitted; and

5.	monthly deductions will no longer be deducted from the Cash Value.

Policy loans and loan repayments may occur after the Maturity Date. The loan amount is transferred from the Fixed Account to the Policy Loan Account. The Policy Loan Account will continue to function in the same manner as before the Maturity Date.

Policy Settlement

The Death Benefit Proceeds and any proceeds payable on the Maturity Date or upon Policy Surrender of this Policy will be paid in a lump sum.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

ICC18-VLO-0838	26	(11/2018)

THIS PAGE INTENTIONALLY LEFT BLANK.

ICC18-VLO-0838	(11/2018)

RIDERS AND ENDORSEMENTS

Riders and endorsements may be made only by Nationwide at the home office listed on the face page of this Policy. Attach any applicable Riders and endorsements here. Note: this section is not used as a blank endorsement.

Nationwide Life Insurance Company

Nationwide Business Solutions Group

One Nationwide Plaza

Columbus, Ohio 43215-2220

(877) 351-8808

ICC18-VLO-0838	(11/2018)

[Nationwide Innovator Corporate Variable Universal Life Insurance]

POLICY SPECIFICATION PAGES

as of [00/00/0000]

Policy Information

Policy Owner: [ABC Corporation]

State of Issue: [Any State]

Forms: ICC18-VLO-0838, ICC18-VLO-0839, [ICC18-VLO-0840]

State Insurance Department Telephone #: [xxx-xxx-xxxx]

Policy Coverage Information

Internal Revenue Code Life Insurance Qualification Test: [Guideline Premium/Cash Value Corridor Test]

Mortality Table: 2017 Commissioner’s Standard Ordinary Mortality Table, Table (80), Tobacco Distinct, Age Last Birthday, with adjustments for any table ratings or flat extras

Guaranteed Enhancement Benefit: 0.10% minimum of premiums paid during Policy Year 1

Policy Charges, Deductions and Loan Interest Rates

Guaranteed Maximum Service Fee: $25.00

Guaranteed Maximum Monthly per Policy Administrative Expense Charge: $10.00

Guaranteed Maximum Percent of Premium Charge: 12.00% of Premium paid in Policy Years 1-5, 5.50% of Premium paid in Policy Years 6 and beyond

Guaranteed Maximum Monthly per $1,000 of Specified Amount Charge: $0.40

Guaranteed Maximum Variable Account Asset Charge: 0.90% annual effective rate, or 0.0024548% monthly rate of the daily net assets allocated to the Variable Account

Guaranteed Minimum Loan Interest Credited Rate (per annum): 2.00% in all Policy Years (effective daily rate of 0.00542552%)

Guaranteed Maximum Loan Interest Charged Rate (per annum): 3.50% in all Policy Years (effective daily rate of 0.0094255%)

Guaranteed Minimum Interest Rate for Fixed Account (per annum): 2% in all Policy Years (effective daily rate of 0.00542552%)

ICC18-VLO-0838	[27]	[(11/2018)]

[Table of Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000 of Net Amount at Risk (Non-Tobacco)

Attained Age	Rate	Attained Age	Rate	Attained Age	Rate
[21	0.0708610	56	0.5240076	91	16.4225771
22	0.0716950	57	0.5759879	92	17.7207357
23	0.0725290	58	0.6279979	93	19.2380005
24	0.0733630	59	0.6875944	94	21.0064931
25	0.0750310	60	0.7589938	95	22.9032637
26	0.0783672	61	0.8447471	96	24.8326315
27	0.0808693	62	0.9440531	97	26.4785545
28	0.0800353	63	1.0510548	98	27.8026899
29	0.0792012	64	1.1640910	99	29.6154962
30	0.0783672	65	1.2814938	100	31.6952553
31	0.0783672	66	1.4024338	101	33.8715926
32	0.0800353	67	1.5303148	102	36.3946795
33	0.0825375	68	1.6660148	103	39.3301225
34	0.0858739	69	1.8172197	104	42.7266296
35	0.0900446	70	1.9933767	105	46.5661207
36	0.0950497	71	2.2065836	106	50.7962777
37	0.1008893	72	2.4536770	107	55.4238056
38	0.1067293	73	2.7160411	108	60.4919537
39	0.1134041	74	2.9981137	109	66.1325134
40	0.1217482	75	3.3061267	110	72.2849773
41	0.1317622	76	3.6533553	111	78.8190427
42	0.1442812	77	4.0550614	112	83.3333333
43	0.1584714	78	4.5180989	113	83.3333333
44	0.1751687	79	5.0363580	114	83.3333333
45	0.1927042	80	5.6240794	115	83.3333333
46	0.2110783	81	6.2772500	116	83.3333333
47	0.2269498	82	6.9702701	117	83.3333333
48	0.2411530	83	7.7249015	118	83.3333333
49	0.2587012	84	8.5655594	119	83.3333333
50	0.2804322	85	9.4872138	120+	0.0000000]
51	0.3071852	86	10.5157007
52	0.3389646	87	11.6631570
53	0.3757757	88	12.8840653
54	0.4209734	89	14.1500775
55	0.4712194	90	15.3136727

Actual monthly cost of insurance rates per $1,000 of Net Amount at Risk will be determined based on Nationwide’s expectations as to future experience. The actual cost of insurance rates will not be greater than the sum of the rates shown above and any additional amount charged for substandard rate classes. In no event will the guaranteed maximum monthly cost of insurance rate be greater than $83.33 per $1,000 of Net Amount at Risk.]

ICC18-VLO-0838	[27.1]	[(11/2018)]

[Table of Guaranteed Maximum Monthly Cost of Insurance Rates per $1,000 of Net Amount at Risk (Tobacco)

Attained Age	Rate	Attained Age	Rate	Attained Age	Rate
[21	0.1017236	56	0.9996445	91	19.3092270
22	0.1058950	57	1.0881556	92	20.4838628
23	0.1117354	58	1.1742205	93	21.8312897
24	0.1184105	59	1.2738876	94	23.4890469
25	0.1242516	60	1.3922788	95	25.3727220
26	0.1309276	61	1.5353999	96	27.2363226
27	0.1359350	62	1.6982733	97	28.7371659
28	0.1367696	63	1.8716472	98	29.8187200
29	0.1376041	64	2.0470576	99	31.4047624
30	0.1384387	65	2.2202459	100	33.2492729
31	0.1401080	66	2.3920544	101	35.1432076
32	0.1434465	67	2.5693323	102	37.3229937
33	0.1492892	68	2.7521112	103	39.8095477
34	0.1559671	69	2.9533363	104	42.8803429
35	0.1634803	70	3.1843494	105	46.7098624
36	0.1734988	71	3.4652883	106	50.9279779
37	0.1851886	72	3.7870594	107	55.5471589
38	0.1985501	73	4.1169537	108	60.6079132
39	0.2127488	74	4.4743148	109	66.2404793
40	0.2302915	75	4.8682574	110	72.3858547
41	0.2511801	76	5.3045567	111	78.9157308
42	0.2762527	77	5.8051414	112	83.3333333
43	0.3063490	78	6.3746507	113	83.3333333
44	0.3398011	79	7.0017750	114	83.3333333
45	0.3741022	80	7.7058451	115	83.3333333
46	0.4092533	81	8.4794926	116	83.3333333
47	0.4410685	82	9.2792256	117	83.3333333
48	0.4678688	83	10.1299210	118	83.3333333
49	0.5022183	84	11.0819459	119	83.3333333
50	0.5432872	85	12.1270358	120+	0.0000000]
51	0.5952785	86	13.2760885
52	0.6573716	87	14.5427923
53	0.7295872	88	15.8574646
54	0.8144720	89	17.1735934
55	0.9044860	90	18.3039207

Actual monthly cost of insurance rates per $1,000 of Net Amount at Risk will be determined based on Nationwide’s expectations as to future experience. The actual cost of insurance rates will not be greater than the sum of the rates shown above and any additional amount charged for substandard rate classes. In no event will the guaranteed maximum monthly cost of insurance rate be greater than $83.33 per $1,000 of Net Amount at Risk.]

ICC18-VLO-0838	[27.2]	[(11/2018)]

Internal Revenue Code Life Insurance Qualification Test Table

This Policy complies with section 7702 of the Internal Revenue Code under the [Guideline Premium/Cash Value Corridor Test/Cash Value Accumulation Test], which requires that the death benefit is greater than or equal to the product of the Enhanced Cash Value and the Applicable Percentages from the following table.

Attained Age of Insured	Applicable Percentage	Attained Age of Insured	Applicable Percentage
[21-40	250%	70	115%
41	243%	71	113%
42	236%	72	111%
43	229%	73	109%
44	222%	74	107%
45	215%	75	105%
46	209%	76	105%
47	203%	77	105%
48	197%	78	105%
49	191%	79	105%
50	185%	80	105%
51	178%	81	105%
52	171%	82	105%
53	164%	83	105%
54	157%	84	105%
55	150%	85	105%
56	146%	86	105%
57	142%	87	105%
58	138%	88	105%
59	134%	89	105%
60	130%	90	105%
61	128%	91	104%
62	126%	92	103%
63	124%	93	102%
64	122%	94	101%
65	120%	95	101%
66	119%	96	101%
67	118%	97	101%
68	117%	98	101%
69	116%	99	101%
		100+	100%]

ICC18-VLO-0838	[27.3]	[(11/2018)]

Available Investment Options and Allocation of Net Premiums Paid

Variable Account: [Nationwide Variable Account]

Policy investment options available as of the Policy Date are listed below. Sub-Accounts may be subsequently added or eliminated as described in the Variable Account Provision of the Policy. The initial allocation to a Sub-Account and/or the Fixed Account is shown on a percentage basis.

	During Right to Examine Policy Period	After Right to Examine Policy Period
[[NVIT Money Market Fund	10%	10%
XYZ Real Estate Fund	90%	90	%]
Fixed Account
Nationwide Fixed Account	0%	0	%]
Total	100%	100%

ICC18-VLO-0838	[27.4]	[(11/2018)]

INDIVIDUAL INSURED

POLICY SPECIFICATION PAGES

as of [00/00/0000]

Policy Information

Policy Number: [N000000000]

Insured: [John Doe]

Sex: Unisex

Issue Age: [35]

Policy Date: [January 1, 2020]

Underwriting Basis: [Non-medical]

Rate Class: [Standard]

Rate Type: [Non-Tobacco]

Rate Class Multiple: [1.00]

[[Monthly Flat Extras: [$ / None]

Start Date: [01/01/2020]

End Date: [01/01/2025]]

[Monthly Flat Extras: [$ / None]

Start Date: [01/01/2020]

End Date: [01/01/2025]]]

Coverage and Premium Information

Specified Amount: $[1,000,000]

Maturity Date: [1/1/2105]*

Death Benefit Option: [1]

Maximum Death Benefit: $[100,000,000] plus the Cash Value

Minimum Initial Premium: $[1,054.19]

Annualized Planned Premium: $[562,237.20]**

*

If this Policy is In Force on the Maturity Date, the Maturity Date will automatically be extended until the date of the Insured’s death unless the Owner elects to receive the Maturity Proceeds which will equal the Cash Surrender Value on the Maturity Date. Even if coverage continues to the Maturity Date, there may be little or no Cash Surrender Value left to be paid. The Owner should consult with a qualified tax advisor before the Maturity Date of this Policy is extended.

Coverage may expire prior to the end of the Maturity Date even if Planned Premiums are made due to (a) the Policy’s Cash Surrender Value being insufficient to cover monthly deductions; (b) changes in the Policy that affect the coverage, including but not limited to Policy loans; partial surrenders; Specified Amount increases and decreases; death benefit option changes; rider additions or terminations; and/or (c) current Policy charges, deductions, and interest rates are not guaranteed; and/or (d) investment experience of the Sub-Accounts may be negative.

**

There is no requirement to pay the Annualized Planned Premium. Payment of the Annualized Planned Premium does not guarantee against a Policy lapse; however, failure to pay the Premiums as planned may increase the likelihood of a Policy lapse.

ICC18-VLO-0838	[27.5]	[(11/2018)]

Rider Information

[Additional Term Insurance Rider

Rider Specified Amount: $[100,000]

Start Date: [01/01/2020]

End Date: [01/01/2105]*

Sex: Unisex

Issue Age: [35]

Rate Class: [Standard]

Rate Type: [Non-Tobacco]

Rate Class Multiple: [1.00]

[[Monthly Flat Extras: [$ / None]

Start Date: [01/01/2020]

End Date: [01/01/2025]]

[Monthly Flat Extras: [$ / None]

Start Date: [01/01/2020]

End Date: [01/01/2025]]]

Overloan Lapse Protection Rider

Minimum Attained Age to Invoke: 75

Maximum Attained Age to Invoke: 119

Minimum Policy Duration to Invoke: 15 years

Start Date: [01/01/2020]

End Date: [01/01/2085]*

*

Coverage may expire prior to the end of the period shown even if Planned Premiums are made if Premiums paid and interest credited are not sufficient to cover monthly deductions to that date or otherwise meet the requirements stated in the Policy Coverage, Grace Period, Lapse and Reinstatement Provision of the Policy.

ICC18-VLO-0838	[27.6]	[(11/2018)]

Overloan Lapse Protection Rider Trigger Points

The Rider Trigger Points vary by the Insured’s Attained Age.

Attained Age of Insured	Trigger Point
[75	95%
76	95%
77	95%
78	95%
79	95%
80	95%
81	95%
82	95%
83	95%
84	96%
85	96%
86	96%
87	96%
88	96%
89	97%
90	97%
91	97%
92	98%
93	98%
94	98%
95	99%
96	99%
97	99%
98	99%
99	99%
100	99%
101	99%
102	99%
103	99%
104	99%
105	99%
106	99%
107	99%
108	99%
109	99%
110	99%
111	99%
112	99%
113	99%
114	99%
115	99%
116	99%
117	99%
118	99%
119	99%]

ICC18-VLO-0838	[27.7]	[(11/2018)]

Overloan Lapse Protection Rider Charge Rates

The Rider charge rates vary by Insured’s Attained Age. If the Rider is invoked, the one-time Rider charge is the product of Cash Value and the rate shown below:

Attained Age
of Insured	Rate
[75	4.25%
76	4.15%
77	4.10%
78	4.05%
79	4.00%
80	3.90%
81	3.80%
82	3.70%
83	3.55%
84	3.40%
85	3.20%
86	3.00%
87	2.75%
88	2.50%
89	2.15%
90	1.75%
91	1.30%
92	0.90%
93	0.55%
94	0.30%
95+	0.15%]

ICC18-VLO-0838	[27.8]	[(11/2018)]

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215-2220

NATIONWIDE LIFE INSURANCE COMPANY

OVERLOAN LAPSE PROTECTION RIDER

PLEASE READ THIS RIDER CAREFULLY

General Information Regarding this Rider

The Overloan Lapse Protection Rider (“Rider”) is made a part of the Policy to which it is attached on the Policy Date. This Rider, upon invocation, provides the Owner with a guaranteed paid-up insurance benefit without repayment of Indebtedness. There is no charge for this Rider unless it is invoked. This Rider has no Accumulated or Cash Value and no loan value. The Owner should consult with a qualified tax advisor before invoking this Rider.

To the extent any provisions contained in this Rider are contrary to or inconsistent with those of the Policy to which it is attached the provisions of this Rider will control the Policy accordingly. Non-defined terms shall have the meaning given to them in the Policy.

Definitions

The following definitions apply to coverage under this Rider:

Rider Invocation Date – The date coverage under this Rider commences.

Rider Charge Rate – The percentage of the Accumulated or Cash Value deducted as the charge for invoking this Rider. This rate varies by the Insured’s Attained Age and is stated in the Policy Specification Pages.

Benefits Provided by this Rider

Upon invocation, this Rider provides lapse protection for policies with outstanding Indebtedness by providing a guaranteed paid-up insurance benefit. Invocation of the Rider may allow the Owner of a Policy with a substantially depleted Cash Surrender Value to possibly avoid negative tax consequences associated with this Policy lapsing.

Misstatement of Age

If the age of the Insured has been misstated, the charges and benefits payable will be adjusted to reflect the difference based on the Insured’s correct Attained Age.

Reinstatement

This Rider can be reinstated on the same terms as the Policy to which it is attached.

Rider Charges

There is no charge or cost for this Rider unless it is invoked by the Owner. If this Rider is invoked, a one-time Rider charge will be deducted from the Policy’s Accumulated or Cash Value on the Rider Invocation Date. The charge is equal to (1) multiplied by (2), where:

1.	is the Accumulated or Cash Value; and

2.	is the Rider Charge Rate stated in the Policy Specification Pages for the Insured’s Attained Age.

ICC18-VLO-0839	(11/2018)

If the Accumulated or Cash Value minus Indebtedness is not sufficient to cover the charge for this Rider, a loan repayment sufficient to cover the charge for this Rider will be required.

Invocation Requirements

To invoke this Rider, the following conditions must be met:

1.	the Owner must submit a written request to Nationwide’s home office to invoke this Rider;

2.	the Policy is In Force and has reached its fifteenth Policy Anniversary;

3.	the Insured is Attained Age 75 or older;

4.	the Policy’s Accumulated or Cash Value is at least $100,000;

5.	all amounts available for partial surrender not subject to federal income tax must have been taken;

6.

the Indebtedness reaches or exceeds a certain percentage of the Policy’s Accumulated or Cash Value. This percentage is called the “Trigger Point” and varies by the Insured’s Attained Age. The Trigger Points are stated in the Policy Specification Pages; and

7.	after the Rider is invoked, the Policy must comply with Nationwide’s interpretation of Section 7702 of the Code, as amended.

Nationwide will notify the Owner in writing the first time the requirements for invoking this Rider are met and also upon the Policy entering into a grace period, if different. The Owner may invoke this Rider before the end of the most recent grace period. Additionally, the Owner may invoke this Rider at a later date as long as the Policy is In Force and the above requirements can be met.

Impact on the Policy

When the requirements for invoking this Rider have been met, and this Rider is invoked, the Policy will be adjusted as follows:

1.

if not already in effect, the death benefit option will be changed to Death Benefit Option 1 if it is not already Option 1. The Specified Amount will not subsequently be adjusted to prevent the Net Amount at Risk from changing as a result of the death benefit option change; and

2.

the Policy’s Specified Amount or Total Specified Amount will be adjusted to the lowest Specified Amount that will cause the death benefit to equal the Minimum Required Death Benefit immediately after the charge for this Rider is deducted.

Operation of the Policy After Invoking this Rider

After the charge for this Rider is deducted from the Policy’s Accumulated or Cash Value, as described in the Rider Charges section, and the death benefit is adjusted, as described in the Impact on the Policy section, the following will occur:

1.	the Policy will provide a guaranteed paid-up insurance benefit;

2.	the Indebtedness will continue to grow at the Policy’s loan interest charged rate;

3.	the Policy Loan Account will continue to grow at the Policy’s loan interest credited rate;

4.

the non-loaned remaining Accumulated or Cash Value less Indebtedness will be credited the Guaranteed Minimum Interest Rate for the Fixed Account stated in the Policy Specification Pages (if the Policy is a variable universal life insurance policy, 100% of the Cash Value will also be permanently transferred to the Fixed Account);

5.	no monthly deductions or additional charges will be taken from the Policy’s Accumulated or Cash Value;

ICC18-VLO-0839	2	(11/2018)

6.	no further loans or partial surrenders may be taken;

7.	no further Premium payments or loan repayments will be permitted (with the exception of a loan repayment required to pay the one-time charge for this Rider);

8.	the death benefit will be the greater of (A) and (B), where:

A.	is the adjusted Specified Amount after invoking the Rider; or

B.	the Minimum Required Death Benefit;

9.	the Death Benefit Proceeds will continue to be defined as stated in the Policy; and

10.

if the Policy is being kept In Force by this Rider on the Maturity Date, coverage under this Rider will be automatically extended beyond the Maturity Date. The terms of this Rider will control the operation of the Policy if coverage is extended beyond the Maturity Date.

Termination

The right to invoke this Rider terminates on the earliest of the following dates:

1.	the Owner requests in writing to terminate coverage under this Rider;

2.	the Insured reaches Attained Age 120;

3.	the Insured dies;

4.	subject to the Reinstatement section, the date this Policy lapses; or

5.	the date the Policy terminates for any reason.

Secretary	President

ICC18-VLO-0839	3	(11/2018)

ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215-2220

NATIONWIDE LIFE INSURANCE COMPANY

ADDITIONAL TERM INSURANCE RIDER

(Adjustable Term Insurance – Renewable until the Policy’s Maturity Date)

PLEASE READ THIS RIDER CAREFULLY

Term insurance is involved. The Suicide and Incontestability periods of this Rider begin on the Rider Effective Date and will be different from those of the Policy if elected after the Policy Date.

General Information Regarding this Rider

This Additional Term Insurance Rider (“Rider”) is made part of the Policy to which it is attached on the Rider Effective Date.

This Rider provides supplemental term life insurance on the Insured. Coverage is automatically renewed annually until the Maturity Date of the Policy. The amount of coverage provided under this Rider varies from month to month as described below. Nationwide will pay the Rider death benefit upon receipt of Proof of Death for the Insured, including proof that the death occurred while this Rider was In Force. This Rider has no Accumulated Value and no Cash Surrender Value.

To the extent any provisions contained in this Rider are contrary to or inconsistent with those of the Policy to which it is attached the provisions of this Rider will control the Policy accordingly. Non-defined terms shall have the meaning given to them in the Policy.

Definitions

Base Policy Specified Amount – The amount of insurance coverage selected under the base Policy, excluding the Rider Specified Amount.

Rider Beneficiary – The person or entity, such as a trust or charity, entitled to receive the Rider death benefit upon the Insured’s death. The Rider Beneficiary is the same person or entity as the Policy Beneficiary in effect on the Insured’s death. Any change to the Policy Beneficiary designation prior to the Insured’s death will also change the Rider Beneficiary.

Rider Effective Date – The date coverage under this Rider commences. The Rider Effective Date will be the Policy Date unless this Rider is elected after the Policy is issued. This Rider may be added after the Policy Date if the Policy is In Force and the Rider is added before the Insured reaches the Attained Age of 100. Nationwide may require satisfactory Evidence of Insurability for the Insured. If added by post-issue election, the Rider Effective Date will be stated in newly issued Policy Specification Pages.

Rider Specified Amount – The portion of the Total Specified Amount attributable to this Rider. It is stated in the Policy Specification Pages.

Total Death Benefit – The sum of the death benefit provided by the Policy and the death benefit provided by this Rider.

Total Specified Amount – The sum of the Base Policy Specified Amount and the Rider Specified Amount. The Total Specified Amount is stated in the Policy Specification Pages. While this Rider is in effect, the death benefit option descriptions in the Policy are modified by replacing the term “Specified Amount” with the term “Total Specified Amount.” The Total Death Benefit is calculated after this modification is made.

ICC18-VLO-0840	(11/2018)

Suicide

If the Insured commits suicide, while sane or insane, within two years from the Rider Effective Date, effective date of a Rider Specified Amount increase, or a reinstatement date, the Rider death benefit proceeds will not be paid. Instead, this Rider will be cancelled and Nationwide’s liability with respect to coverage under this Rider will be limited to its cost of insurance charges and monthly per $1,000 of specified amount charges.

Incontestability

After this Rider has been In Force during the lifetime of the Insured for two years from the Rider Effective Date, effective date of a Rider Specified Amount increase, or a reinstatement date, Nationwide will not contest it for any reason except for non-payment of Premium to cover the charges for this Rider, or fraud in the procurement of the Rider, where permitted by applicable law.

Misstatement of Age

If the age of the Insured has been misstated, the Rider death benefit will be adjusted. The adjusted Rider death benefit will be that which the Rider charges would have purchased, based on the Insured’s correct age. This Rider’s charges will be determined as of the last Monthaversary prior to the Insured’s death.

Reinstatement

This Rider can be reinstated on the same terms as the Policy to which it is attached.

Minimum Specified Amount Provision

The Rider Specified Amount may be combined with the Base Policy Specified Amount to satisfy the Minimum Specified Amount stated in the Policy Specification Pages. However, while this Rider is in effect, the Base Policy Specified Amount must be at least 1% of the Minimum Specified Amount.

Rider Charges

The Rider Specified Amount in effect on the Rider Effective Date and each Rider Specified Amount increase, if any, represent separate segments of coverage under this Rider. Separate cost of insurance rates and monthly per $1,000 of specified amount charge rates are used to calculate the monthly cost of insurance charge for each segment of Rider coverage.

The charges for this Rider are determined monthly and added to the Policy’s monthly deduction as long as this Rider remains In Force. The guaranteed maximum Rider charges are stated in the Policy Specification Pages. The actual charges may be less than the guaranteed maximum amounts.

While the Rider is In Force, the Rider charges will consist of: (1) a monthly per $1,000 of Rider Specified Amount Charge, and (2) a Rider monthly cost of insurance charge.

Monthly Per $1,000 of Rider Specified Amount Charge

The monthly per $1,000 of Rider Specified Amount charge is calculated by multiplying the original amount of each segment of coverage by the applicable per $1,000 of Rider Specified Amount charge rates, divided by $1,000. Decreasing a segment of coverage will not decrease the applicable monthly per $1,000 of Rider Specified Amount charge. The guaranteed maximum per $1,000 charge rate for this Rider is the same as the monthly per $1,000 of Specified Amount charge rate stated in the Policy Specification Pages.

Monthly Cost of Insurance Charge

The monthly cost of insurance charge for each segment of coverage under this Rider is calculated by multiplying the applicable monthly cost of insurance rate for this Rider by the Rider death benefit, described in the Rider Death Benefit section of this Rider. For each segment of coverage, the Rider monthly cost of insurance rate varies by the Insured’s Attained Age, rate class, rate type, rate class multiple and flat extra, if any, the Rider Specified Amount and the length of time the segment has been In Force. The guaranteed maximum monthly cost of insurance rates for this Rider are the same as the rates for the Policy stated in the Table of Guaranteed Maximum Monthly Cost of Insurance Charge in the Policy Specification Pages.

ICC18-VLO-0840	2	(11/2018)

Changes in Rider Cost Factors

Monthly charges and charge rates for this Rider will vary, based on Nationwide’s expectations as to future experience for factors including, but not limited to Nationwide’s:

1.	investment earnings;

2.	mortality experience;

3.	persistency experience;

4.	expenses, including reinsurance expenses; and

5.	taxes.

Changes to cost of insurance charge rates and the monthly per $1,000 of specified amount charge rates will be on a uniform basis for Insureds with the same combination of Issue Ages, rate classes, rate types, rate class multiples, any monthly flat extra ratings, Total Specified Amount, Rider Specified Amount and death benefit option whose policies have been In Force for the same length of time.

Death Benefit Options

The death benefit option chosen for the Policy will also be the death benefit option for purposes of this Rider and calculation of the Total Death Benefit. The current death benefit option in effect is stated in the Policy Specification Pages.

Rider Death Benefit

The Rider death benefit is calculated as follows:

1.	the total Net Amount at Risk for the Policy and this Rider; multiplied by

2.	the Rider Specified Amount; divided by

3.	the Total Specified Amount.

Depending on the Policy’s Accumulated or Cash Value, the Rider death benefit may be less than the Rider Specified Amount.

The Rider death benefit is then added to the Policy’s death benefit to determine the Total Death Benefit.

Total Specified Amount Increases and Decreases

At the time of issue or at any time after the Policy Date, the Owner may request either an increase or decrease to the Total Specified Amount.

Any approved increase or decrease will result in a new Total Specified Amount. The request must be submitted in writing to Nationwide’s home office. The amount of any increase or decrease will be allocated proportionately between the Base Policy Specified Amount and this Rider Specified Amount, unless an alternative allocation is specifically requested and approved by Nationwide. Increases and decreases will be effective on the next Policy Monthaversary following Nationwide’s approval. Nationwide reserves the right to limit the number of such changes to one each Policy Year. Nationwide reserves the right to disallow increases or decreases at any time.

Increases

Increases in the Total Specified Amount require Evidence of Insurability and satisfaction of any other underwriting requirements.

ICC18-VLO-0840	3	(11/2018)

Decreases

The Total Specified Amount may be decreased at any time, subject to the following conditions:

1.	decreases that would result in the Total Specified Amount being less than the Minimum Specified Amount stated in the Policy Specification Pages will not be permitted;

2.

decreases on guideline premium/cash value corridor test policies that would result in both a negative Guideline Single Premium (GSP) and a Guideline Level Premium (GLP), where the annual sum would be negative at some time before the Maturity Date, will not be permitted;

3.	decreases that would cause the Policy to become a modified endowment contract require written authorization from the Owner; and

4.	decreases that would cause this Policy to be disqualified as a contract for life insurance under Section 7702 of the Code, as amended at any time, will be rejected.

Termination

This Rider terminates on the earliest of the following dates:

1.	the Owner requests in writing to terminate coverage under this Rider;

2.	the Insured reaches Attained Age 120;

3.	the Insured dies;

4.	subject to the Reinstatement section, the date this Policy lapses; or

5.	the date the Policy terminates for any reason.

Secretary	President

ICC18-VLO-0840	4	(11/2018)